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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-231964

Prospectus Supplement
(To Prospectus dated June 5, 2019)

Up to $50,000,000 of Common Shares

We have entered into an equity distribution agreement with BMO Capital Markets Corp., as sales agent (the "Agent") relating to our common shares offered by this prospectus supplement and the accompanying prospectus. In accordance with the equity distribution agreement we may offer and sell common shares having an aggregate offering price of up to $50,000,000 from time to time through the Agent.

Our outstanding common shares are listed for trading on the NYSE American under the symbol "PLG" and on the Toronto Stock Exchange ("TSX") under the symbol "PTM". On February 4, 2021, the closing sales price of our common shares on the NYSE American and the TSX were $4.45 and C$5.70 per share, respectively. We have applied to list the common shares sold in this offering on the NYSE American and TSX.

Sales of our common shares, if any, under this prospectus supplement and the accompanying prospectus may be made by the Agent by any method permitted by law deemed to be an "at the market" offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), including sales made directly on or through the NYSE American, the existing trading market for our common shares, or on any other existing trading market for the common shares, and, if expressly authorized by us, in negotiated transactions. The Agent will not be permitted to purchase common shares for its own account as principal unless expressly authorized by us to do so in a placement notice. If we and the Agent agree on any method of distribution other than sales of shares of our common shares over the NYSE American or another existing trading market in the United States at market prices, we will file a further prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act. None of our common shares will be offered or sold in Canada under this prospectus supplement and the accompanying prospectus and no sales of common shares under this prospectus supplement and the accompanying prospectus will be made to anyone known by the Agent to be a resident of Canada or over or through the facilities of the TSX or any other exchange or market in Canada. The Agent will act as sales agent on a commercially reasonable efforts basis consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The Agent will be entitled to a placement fee of up to 3.0% of the gross sales price per share sold. In connection with the sale of our common shares on our behalf, the Agent will be deemed to be an "underwriter" within the meaning of the Securities Act and the compensation of the Agent will be deemed to be underwriting commissions or discounts.

Investing in our securities involves significant risks. Please carefully consider the risks discussed in "Risk Factors" beginning on page S-16 of this prospectus supplement and in our filings with the Securities and Exchange Commission (the "SEC") that are incorporated by reference in this prospectus supplement before making a decision to invest in our common shares.

Neither the SEC nor any state or Canadian securities regulator has approved or disapproved of the securities offered hereby, passed upon the accuracy or adequacy of this prospectus supplement or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

BMO Capital Markets Corp.

The date of this prospectus supplement is February 5, 2021

PROSPECTUS SUPPLEMENT

PROSPECTUS

ii

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares and updates the information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part is the accompanying prospectus, which provides more general information, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents previously filed with the SEC that are incorporated by reference herein, the information in this prospectus supplement will supersede such information. For a more detailed understanding of an investment in our common shares, you should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading "Additional Information."

        This prospectus supplement is part of a "shelf" registration statement on Form F-3 that we filed with the SEC on June 5, 2019. Under the shelf registration process, we may from time to time offer and sell the securities described in the accompanying prospectus in one or more offerings.

        Neither we nor the Agent have authorized anyone to provide you with information that is different or in addition to that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. Neither we nor the Agent take any responsibility for, or can provide any assurance as to the reliability of, any information that others may give. Neither we nor the Agent are making an offer to sell or soliciting an offer to buy our common shares under any circumstance in any jurisdiction where the offer or solicitation is not permitted. We are not offering to sell, or seeking offers to buy, common shares in Canada, to anyone known by the Agent to be a resident of Canada or over or through the facilities of the TSX or any other exchange or market in Canada. You should not assume that the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate as of any date other than the respective date of each of those documents, or that any information in documents that we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of common shares hereunder. Our business, financial condition, results of operations and prospects may have changed since those dates.

        All references in this prospectus supplement to "the Company", "Platinum Group Metals", "Platinum Group", "we", "us", or "our" refer to Platinum Group Metals Ltd. and the subsidiaries through which it conducts its business unless otherwise indicated.

        Unless otherwise specified, all financial information has been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB").

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

        Unless stated otherwise or the context otherwise requires, all references to dollar amounts in this prospectus supplement and the prospectus are references to United States dollars. All references to "C$" are to Canadian dollars, references to "$" are to United States dollars and references to "R" or "Rand" are to South African Rand.

        The following table sets forth the rate of exchange for the United States dollar expressed in Canadian dollars in effect at the end of each of the periods indicated, the average of the exchange rates in effect on the last day of each month during each of the periods indicated, and the high and low exchange rates during each of the periods indicated in each case based on the daily exchange rate, as reported by the Bank of Canada for the conversion of United States dollars into Canadian dollars.

	Fiscal Year Ended August 31,
	2020		2019
Average rate for period	C$	1.3458	C$	1.3255
Rate at end of period	C$	1.3042	C$	1.3295
High for period	C$	1.4496	C$	1.3642
Low for period	C$	1.2970	C$	1.2803

	Three Months Ended November 30,
	2020		2019
Average rate for period	C$	1.3172	C$	1.3222
Rate at end of period	C$	1.2965	C$	1.3289
High for period	C$	1.3396	C$	1.3343
Low for period	C$	1.2965	C$	1.3056

        The daily rate of exchange on February 4, 2021, as reported by the Bank of Canada for the conversion of United States dollars into Canadian dollars was $1.00 equals C$1.2828.

        The following table sets forth the rate of exchange for the United States dollar expressed in South African Rand in effect at the end of each of the periods indicated, the average of the exchange rates in effect on the last day of each month during each of the periods indicated, and the high and low exchange rates during each of the periods indicated in each case, based on the daily noon buying rate, as reported by the Federal Reserve Bank of New York for the conversion of United States dollars into South African Rand.

Fiscal Year Ended August 31,
	2020	2019
Average rate for period	R16.0676	R14.3372
Rate at end of period	R16.8916	R15.1925
High for period	R19.2637	R15.4725
Low for period	R14.0020	R13.2850

Three Months Ended November 30,
	2020	2019
Average rate for period	R16.2735	R14.8430
Rate at end of period	R15.4325	R14.6360
High for period	R17.1875	R15.3525
Low for period	R15.2175	R14.5300

        The daily noon buying rate on January 29, 2021, as reported by the Federal Reserve Bank of New York for the conversion of United States dollars into South African Rand was $1.00 equals R15.1375.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian securities legislation. All statements, other than statements of historical fact, that address activities, events or developments that we believe, expect or anticipate will, may, could or might occur in the future are forward-looking statements. The words "expect", "anticipate", "estimate", "may", "could", "might", "will", "would",

"should", "intend", "believe", "target", "budget", "plan", "strategy", "goals", "objectives", "projection" or the negative of any of these words and similar expressions are intended to identify forward-looking statements, although these words may not be present in all forward-looking statements. Forward-looking statements included or incorporated by reference in this prospectus supplement and the documents incorporated by reference herein include, without limitation, statements with respect to:

  •
  the repayment and compliance with the terms and conditions of our indebtedness, including our 6 7/8% convertible senior subordinated notes due 2022 (the "Notes") and our secured loan facility entered into with Sprott Private Resource Lending II (Collector), LP and several lenders who may become party to such facility (the "Sprott Lenders") on August 15, 2019 (as amended, the "2019 Sprott Facility");

  •
  the completion of appropriate contractual smelting and/or refining arrangements with Impala Platinum Holdings Ltd. ("Implats") or another third-party smelter/refiner;

  •
  the projections set forth or incorporated into, or derived from, the "Independent Technical Report, Waterberg Project Definitive Feasibility Study and Mineral Resource Update, Bushveld Complex, South Africa" dated effective September 4, 2019 (the "Waterberg DFS"), including, without limitation, estimates of mineral resources and mineral reserves, and projections relating to future prices of metals, commodities and supplies, currency rates, capital and operating expenses, production rate, grade, recovery and return, and other technical, operational and financial forecasts with respect to the Waterberg Project;

  •
  the approval of required permits for, and other developments related to, the Waterberg Project;

  •
  the impacts of COVID-19 on our operations;

  •
  the timely completion of additional required financings and the potential terms thereof;

  •
  the adequacy of capital, financing needs and the availability and terms of and potential for obtaining further capital;

  •
  revenue, cash flow and cost estimates and assumptions;

  •
  future events or future performance;

  •
  development of next generation battery technology by our battery technology joint venture (described below);

  •
  governmental and securities exchange laws, rules, regulations, orders, consents, decrees, provisions, charters, frameworks, schemes and regimes, including interpretations of and compliance with the same;

  •
  developments in South African politics and laws relating to the mining industry;

  •
  anticipated exploration, development, construction, production, permitting and other activities on our properties;

  •
  project economics;

  •
  future metal prices and exchange rates;

  •
  the identification of several large-scale water basins that could provide mine process and potable water for the Waterberg Project and local communities;

  •
  any expectations with respect to the outcomes of litigation;

  •
  mineral reserve and mineral resource estimates; and

  •
  potential changes in the ownership structures of our projects.

        Forward-looking statements reflect our current expectations or beliefs based on information currently available to us. Forward-looking statements in respect of capital costs, operating costs, production rate, grade per tonne and concentrator and smelter recovery are based upon the estimates in the technical report referred to in this prospectus supplement and in the documents incorporated by reference herein and ongoing cost estimation work, and the forward-looking statements in respect of metal prices and exchange rates are based upon the three year trailing average prices and the assumptions contained in such technical report and ongoing estimates.

        Forward-looking statements are subject to a number of risks and uncertainties that may cause the actual events or results to differ materially from those discussed in the forward-looking statements, and even if events or results discussed in the forward-looking statements are realized or substantially realized, there can be no assurance that they will have the expected consequences to, or effects on, us. Factors that could cause actual results or events to differ materially from current expectations include, among other things:

  •
  our inability to generate sufficient additional cash flow to make payments on the $15.235 million aggregate principal amount of indebtedness under the 2019 Sprott Facility, and the outstanding $19.99 million aggregate principal amount of the Notes, and to comply with the terms of such indebtedness, and the restrictions imposed by such indebtedness;

  •
  our additional financing requirements;

  •
  the 2019 Sprott Facility is, and any other future indebtedness may be, secured and we have pledged our shares of Platinum Group Metals (RSA) Proprietary Limited, our wholly-owned subsidiary located in South Africa ("PTM RSA"), and PTM RSA has pledged its shares of Waterberg JV Resources Proprietary Limited "Waterberg JV Co.") and Mnombo Wethu Consultants (Pty) Ltd., a South African Broad-Based Black Economic Empowerment company ("Mnombo"), to the Sprott Lenders under the 2019 Sprott Facility, which, in the event of a default under the 2019 Sprott Facility or under any new secured indebtedness could result in the loss of our interest in PTM RSA and the Waterberg Project;

  •
  our history of losses and expectation that we will continue to incur losses;

  •
  our negative cash flow;

  •
  our ability to continue as a going concern;

  •
  uncertainty of estimated production, development plans and cost estimates for the Waterberg Project;

  •
  our ability to bring properties into a state of commercial production;

  •
  the inherently imprecise estimates of mineral reserves and mineral resources based on interpretation and assumption;

  •
  actual capital costs, operating costs, production and economic returns differing from those anticipated and the uncertainty of future development activities;

  •
  the potential impact of COVID-19 on us;

  •
  fluctuations in the relative values of the U.S. Dollar, the Rand and the Canadian Dollar;

  •
  volatility in metals prices;

  •
  the possibility that we may become subject to the Investment Company Act of 1940, as amended;

  •
  Implats or another third party may not enter into appropriate contractual smelting and/or refining arrangements with Waterberg JV Co.;

  •
  the failure of us or the other shareholders of Waterberg JV Co. to fund our or their pro rata share of funding obligations for the Waterberg Project;

  •
  any disputes or disagreements with the other shareholders of Waterberg JV Co. or Mnombo, or former shareholders of Maseve Investments 11 (Pty) Ltd. ("Maseve");

  •
  we are subject to assessment by various taxation authorities, who may interpret tax legislation in a manner different from us, which may negatively affect the final amount or the timing of the payment or refund of taxes;

  •
  our ability to retain our key management employees;

  •
  our ability to procure the services of skilled and experienced personnel;

  •
  contractor performance and delivery of services, changes in contractors or their scope of work or any disputes with contractors;

  •
  conflicts of interest;

  •
  litigation or other legal or administrative proceedings brought against us;

  •
  actual or alleged breaches of governance processes or instances of fraud, bribery or corruption;

  •
  exploration, development and mining risks and the inherently dangerous nature of the mining industry, including environmental hazards, industrial accidents, unusual or unexpected formations, safety stoppages (whether voluntary or regulatory), pressures, mine collapses, cave ins or flooding and the risk of inadequate insurance or inability to obtain insurance to cover these risks and other risks and uncertainties;

  •
  property and mineral title risks including defective title to mineral claims or property;

  •
  changes in national and local government legislation, taxation, controls, regulations and political or economic developments in Canada, South Africa or other countries in which we do or may carry out business in the future;

  •
  equipment shortages and our ability to acquire the necessary access rights and infrastructure for our mineral properties;

  •
  environmental regulations and the ability to obtain and maintain necessary permits, including environmental authorizations and water use licenses;

  •
  extreme competition in the mineral exploration industry;

  •
  delays in obtaining, or a failure to obtain, permits necessary for current or future operations or failures to comply with the terms of such permits;

  •
  an adverse decision under the Mineral and Petroleum Resources Development Act, 2002;

  •
  the failure to maintain or increase equity participation by historically disadvantaged South Africans in our prospecting and mining operations and to otherwise comply with the Broad-Based Socio-Economic Empowerment Charter for the South African Mining Industry, 2018;

  •
  socio-economic instability in South Africa or regionally, including risks of resource nationalism;

  •
  labour disruptions and increased labour costs;

  •
  changes in South African state royalties;

  •
  interruptions, shortages or cuts in the supply of electricity or water;

  •
  characteristics of and changes in the tax systems in South Africa;

  •
  a change in community relations;

  •
  South African foreign exchange controls impacting repatriation of profits;

  •
  land restitution claims or land expropriation;

  •
  restriction on dividend payments;

  •
  volatility of share price;

  •
  any inability to maintain compliance with NYSE American and TSX continued listing standards or the listing of our common shares thereon;

  •
  the exercise of stock options or settlement of restricted share units resulting in dilution to the holders of common shares;

  •
  future sales, conversion of senior subordinated notes or issuances of equity securities decreasing the value of the common shares, diluting investors' voting power, and reducing our earnings per share;

  •
  enforcing judgements based on the civil liability provisions of United States federal securities laws;

  •
  certain potential adverse Canadian tax consequences for foreign-controlled Canadian companies that acquire our common shares;

  •
  any designation of our company as a "passive foreign investment company" and potential adverse U.S. federal income tax consequences for U.S. shareholders;

  •
  "non-accelerated filer" status and the reduced disclosure requirements may make securities less attractive to investors;

  •
  global financial conditions; and

  •
  the other risks disclosed under the heading "Risk Factors" in this prospectus supplement and in our most recent Form 20-F annual report, as well as in the documents incorporated by reference herein and therein.

        These factors should be considered carefully, and investors should not place undue reliance on the forward-looking statements. In addition, although we have attempted to identify important factors that could cause actual actions or results to differ materially from those described in the forward-looking statements, there may be other factors that cause actions or results not to be as anticipated, estimated or intended.

        The mineral resource and mineral reserve figures referred to in this prospectus supplement and the documents incorporated herein by reference are estimates and no assurances can be given that the indicated levels of platinum, palladium, rhodium and gold will be produced. Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. By their nature, mineral resource and mineral reserve estimates are imprecise and depend, to a certain extent, upon statistical inferences that may ultimately prove unreliable. Any inaccuracy or future reduction in such estimates could have a material adverse impact on us.

        Any forward-looking statement speaks only as of the date on which it is made and, except as may be required by applicable securities laws, we disclaim any intent or obligation to update any forward-looking statement, whether as a result of new information, future events or results or otherwise.

CAUTIONARY NOTE REGARDING MINERAL RESERVE AND MINERAL RESOURCE DISCLOSURE

        Estimates of mineralization and other technical information included or incorporated by reference herein have been prepared in accordance with Canada's National Instrument 43-101 — Standards of Disclosure for Mineral Projects ("NI 43-101"). The definitions of proven and probable reserves used in NI 43-101 differ from the definitions in SEC Industry Guide 7 of the SEC. Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. As a result, the reserves we reported in accordance with NI 43-101 may not qualify as "reserves" under current SEC standards. In addition, the terms "mineral resource", "measured mineral resource", "indicated mineral resource" and "inferred mineral resource" are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and have not normally been permitted to be used in reports and registration statements filed with the SEC. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian securities laws, estimates of inferred mineral resources may not form the basis of feasibility or prefeasibility studies, except in rare cases. Additionally, disclosure of "contained ounces" in a resource is permitted disclosure under Canadian securities laws; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measurements. Accordingly, information contained in this prospectus supplement and the documents incorporated by reference herein containing descriptions of our mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of SEC Industry Guide 7. We have not disclosed or determined any mineral reserves under SEC Industry Guide 7 standards in respect of any of our properties.

        On October 31, 2018, the SEC adopted a final rule ("New Final Rule") that is replacing SEC Industry Guide 7 with new disclosure requirements that are more closely aligned with current industry and global regulatory practices and standards, including NI 43-101. This prospectus supplement is not required to, nor does it, comply with the New Final Rule.

        Due to the uncertainty that may be attached to inferred mineral resource estimates, it cannot be assumed that all or any part of an inferred mineral resource estimate will be upgraded to an indicated or measured mineral resource estimate as a result of continued exploration. Confidence in an inferred mineral resource estimate is insufficient to allow meaningful application of the technical and economic parameters to enable an evaluation of economic viability sufficient for public disclosure, except in certain limited circumstances set out NI 43-101. Inferred mineral resource estimates are excluded from estimates forming the basis of a feasibility study.

        NI 43-101 requires mining companies to disclose reserves and resources using the subcategories of proven reserves, probable reserves, measured resources, indicated resources and inferred resources. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

        A "mineral reserve" is the economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social, governmental and other relevant factors that demonstrate, at the time of reporting, that extraction could reasonably be justified. A mineral reserve includes diluting materials and allowances for losses, which may occur when the material is mined or extracted. A "proven mineral reserve" is the economically mineable part of a measured mineral resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with confidence sufficient to allow the appropriate application of technical and economic parameters to support detailed mine planning and final evaluation of the economic viability of the deposit. A "probable mineral reserve" is the economically mineable part of an indicated, and in some circumstances, a measured mineral resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the appropriate application of technical and economic parameters in sufficient detail to support mine planning and evaluation of the economic viability of the deposit.

        A "mineral resource" is a concentration or occurrence of solid material of economic interest in or on the Earth's crust in such form, grade or quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade or quality, continuity and other geological characteristics of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling. A "measured mineral resource" is that part of a mineral resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the appropriate application of technical and economic parameters to support detailed mine planning and final evaluation of the economic viability of the deposit. Geological evidence is derived from detailed and reliable exploration, sampling and testing and is sufficient to confirm geological and grade or quality continuity between points of observation. An "indicated mineral resource" is that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of technical and economic parameters in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation. An "inferred mineral resource" is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity. An inferred mineral resource is based on limited information and sampling gathered through appropriate sampling techniques from locations such as outcrops, trenches, pits, workings and drill holes.

        A "feasibility study" is a comprehensive technical and economic study of the selected development option for a mineral project that includes appropriately detailed assessments of applicable mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social, governmental and other relevant operational factors and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is reasonably justified (economically mineable). The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. A "preliminary feasibility study" or "pre-feasibility study" is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a preferred mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, is established and an effective method of mineral processing is determined. It includes a financial analysis based on reasonable assumptions on the applicable mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social, governmental and other relevant operational factors and the evaluation of any other relevant factors which are sufficient for a qualified person, acting reasonably, to determine if all or part of the mineral resource may be converted to a mineral reserve at the time of reporting. "Cut-off grade" means (a) in respect of mineral resources, the lowest grade below which the mineralized rock currently cannot reasonably be expected to be economically extracted, and (b) in respect of mineral reserves, the lowest grade below which the mineralized rock currently cannot be economically extracted as demonstrated by either a preliminary feasibility study or a feasibility study. Cut-off grades vary between deposits depending upon the amenability of ore to mineral extraction and upon costs of production and metal prices.

DOCUMENTS INCORPORATED BY REFERENCE

        Copies of the documents incorporated by reference in this prospectus supplement and not delivered with this prospectus supplement may be obtained on written or oral request without charge from Frank Hallam at Suite 838, 1100 Melville Street, Vancouver, British Columbia, Canada, V6E 4A6, telephone (604) 899-5450 and are also available electronically at www.sedar.com and www.sec.gov.

        The following documents, filed or furnished by us with or to the SEC, are specifically incorporated by reference into, and form an integral part of, this prospectus supplement:

(a)	Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on January 14, 2021, containing our unaudited condensed consolidated interim financial statements for the three months ended November 30, 2020, together with the notes thereto (the "November Financials");
(b)
Exhibit 99.2 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on January 14, 2021, containing our management's discussion and analysis for the three months ended November 30, 2020 (the "November MD&A");
(c)
Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on January 12, 2021, containing our management information circular dated January 11, 2021 prepared for purposes of our annual general meeting held on February 18, 2021;
(d)
Exhibit 99.2 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on December 9, 2020, containing our material change report announcing the closing of a non-brokered private placement of 1,121,076 common shares at a price of $2.23 each;
(e)
Exhibit 99.2 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on December 1, 2020, containing our material change report announcing completion of an at-the-market offering first announced on September 4, 2020 for aggregate sales proceeds of up to $12 million (the "September 2020 ATM") ;
(f)
our Form 20-F annual report for the financial year ended August 31, 2020, filed with the SEC on November 25, 2020, including without limitation, the consolidated financial statements included therein, as amended by Amendment No. 1 thereto, filed with the SEC on February 2, 2021;
(g)	Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on November 25, 2020, containing our management's discussion and analysis for the year ended August 31, 2020;

(h)	Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on October 27, 2020, containing our material change report announcing the closing of a non-brokered private placement of 1,146,790 common shares at a price of $2.18 each;
(i)
Exhibit 99.2 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on September 4, 2020, containing our material change report announcing the execution of the Equity Distribution Agreement with BMO Capital Markets Corp. and commencement of the September 2020 ATM;
(j)	Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on October 8, 2019, containing the Waterberg DFS; and
(k)
the description of our common shares set forth in our annual report on Form 20-F/A filed with the SEC on May 22, 2007, and as further set forth in the Amendment No. 1 to our registration statement on Form 8-A (File No. 001-33562) filed with the SEC on February 3, 2016 (Two Filings) and Amendment No. 2 to our registration statement on Form 8-A (File No. 001-33562) filed with the SEC on December 13, 2018 (Two Filings).

        In addition, all subsequent annual reports filed by us on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by us pursuant to the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus supplement. Also, we may incorporate by reference future reports on Form 6-K that we furnish subsequent to the date of this prospectus supplement by stating in those Form 6-Ks that they are being incorporated by reference into this prospectus supplement.

        Any statement contained in this prospectus supplement or a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be considered in its unmodified or superseded form to constitute a part of this prospectus supplement, except as so modified or superseded.

 SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. It does not contain all of the information you should consider before making an investment decision. Before you decide to invest in our securities, you should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully, including the cautionary note regarding forward-looking statements, the risk factors and the financial statements and related notes incorporated by reference herein and therein.

Company Overview

        We are a platinum and palladium focused exploration and development company conducting work primarily on mineral properties we have staked or acquired by way of option agreements or applications in the Republic of South Africa. Our material mineral property is the Waterberg Project. The Waterberg Project is comprised of two adjacent project areas formerly known as the Waterberg joint venture project and the Waterberg extension project. The Waterberg Project is held by Waterberg JV Co., in which we are the largest owner, with a 50.02% beneficial interest. Our wholly owned direct subsidiary, PTM RSA, directly holds 37.05% of this interest, and 12.974% is held indirectly through PTM RSA's 49.9% interest in Mnombo, a Black Economic Empowerment company that holds 26.0% of Waterberg JV Co. PTM RSA is a participant in the Waterberg Project, together with Implats, Mnombo, Japan Oil, Gas and Metals National Corporation ("JOGMEC") and Hanwa Co., Ltd. PTM RSA is the operator of the Waterberg Project.

        In April 2018, we completed the sale of all our rights and interests, indirectly held through PTM RSA, in Maseve, including the Maseve platinum and palladium mine and Project 3 of what was formerly the Western Bushveld Joint Venture, both located on the Western Limb of the Bushveld Complex. Currently, we consider the Waterberg Project to be our sole material mineral property.

        In 2019, we founded Lion Battery Technologies Inc. in partnership with Anglo American Platinum Limited to support the use of palladium and platinum in lithium battery applications.

        Our principal executive office is located at Suite 838, 1100 Melville Street, Vancouver, BC, Canada V6E 4A6 and our telephone number is (604) 899-5450.

        On January 28, 2016, our common shares were consolidated on the basis of one new share for ten old shares (1:10). On December 13, 2018, our common shares were further consolidated on the basis of one new share for ten old shares (1:10). Unless otherwise indicated, the information in this prospectus supplement has been adjusted to give effect to these share consolidations.

Recent Updates

  Financing and Ownership

        On January 22, 2021, Liberty Metals & Mining Holdings, LLC filed an amendment to its beneficial ownership report on Schedule 13D, reporting that it owned 7,733,275 of our common shares as at January 21, 2021.

        On December 29, 2020 we paid $687,156 cash in settlement of bi-annual interest on the Notes due on January 1, 2021. We have now paid cash of $1.37 million and issued 2,591,647 common shares in settlement of $4.85 million of interest on the Notes. We have also issued 1,319 common shares upon the conversion of $10,000 of Notes in July, 2017. Due to a limitation on conversion contained in the indenture governing the Notes, dated June 30, 2017 between the Company and The Bank of New York Mellon, no more than 2,954,278 common shares, being 19.9% of the number of common shares outstanding on June 30, 2017, may be issued in settlement of interest payments or conversions pursuant to the Notes. As of the date of this prospectus supplement a total of 361,312 common shares remain as potentially issuable in settlement of future interest payments or conversions pursuant to the Notes.

        On December 29, 2020, Hosken Consolidated Investments Limited ("HCI"), an existing major shareholder of the Company, filed an advance "Notice of Intention to Distribute Securities under Section 2.8 of National Instrument 45-102 Resale of Securities" stating that HCI shall dispose of up to 2.6 million common shares over a three month period, subject to market price and liquidity considerations, in order to rebalance its portfolio due to the recent price increase of the Company's common shares.

        On December 8, 2020, we closed a non-brokered private placement of 1,121,076 common shares at a price of $2.23 for gross proceeds of $2.5 million. HCI subscribed for all 1,121,076 common shares through Deepkloof Limited ("Deepkloof"), a subsidiary of HCI.

        On November 30, 2020, we completed the September 2020 ATM, in which we sold 5,440,186 common shares at an average price of $2.21 for gross proceeds of $12.0 million.

        On October 15, 2020, we closed a non-brokered private placement of 1,146,790 common shares at a price of US$2.18 for gross proceeds of $2.5 million. HCI subscribed for all 1,146,790 common shares through Deepkloof.

        As at November 30, 2020, we had completed payment of all deferred fees owed to BMO Nesbitt Burns Inc. and Macquarie Capital Markets Canada Ltd. As at November 30, 2020, we had made $3.515 million in prepayments of principal on the 2019 Sprott Facility, and subsequent to November 30, 2020 the Company made a further prepayment of $1.25 million, reducing the aggregate principal amount thereunder from the original balance of $20 million to $15.235 million.

        As at November 30, 2020, we held cash of $4.78 million and had working capital of $6.44 million, including $1.695 million of net proceeds due pursuant to the September 2020 ATM and exclusive of the 2019 Sprott Facility and the Notes. We currently have limited financial resources and no sources of operating revenues. As a result, we will require additional financing and you should expect that common shares will be sold by us under this prospectus supplement in order to assist us in meeting our financing requirements. From September 1, 2015 to August 31, 2020, the share price of the Company has decreased by approximately 92% compared to an increase in the S&P/TSX Composite Index of approximately 44% and an increase in the S&P/TSX Global Mining Index of approximately 136% during the corresponding period. For a discussion of our additional financing needs, see "Risk Factors" in this prospectus supplement and in our Form 20-F annual report and our November MD&A, which are incorporated herein by reference, and "Use of Proceeds" in this prospectus supplement.

  Waterberg

        On September 24, 2019, we published the positive results of the Waterberg DFS. The Waterberg DFS was formally delivered to the shareholders of Waterberg JV Co. on October 4, 2019 and was then approved by all shareholders on December 5, 2019. The Waterberg DFS reported a reserve estimate and an updated independent 4E resource estimate effective September 4, 2019. Proven and probable mineral reserves were estimated at 187 million tonnes at 3.24 g/t 4E for 19.5 million 4E ounces. Mineral resources estimated in the combined measured and indicated categories aggregate 242.4 million tonnes at 3.38 g/t 4E for 26.4 million 4E ounces. Inferred mineral resources were estimated at 66.7 million tonnes at 3.27 g/t 4E for 7.0 million 4E ounces. The aggregate T Zone and F Zone measured and indicated resource is comprised of approximately 63% palladium, 29% platinum, 6% gold and 1% rhodium. All of the preceding was estimated at a 2.5 g/t 4E cut-off grade. Refer to the Waterberg DFS for additional information.

        On February 26, 2020, we announced that the shareholders of Waterberg JV Co. had agreed to amend the terms of Implats' call option (the "Purchase and Development Option") to increase its stake in Waterberg JV Co. from 15.0% to 50.01% through additional share purchases, which was originally due to be exercised by April 17, 2020 following the Waterberg JV Co. approval of the Waterberg DFS on December 5, 2019. The termination date of the Purchase and Development Option was amended from the original date of April 17, 2020 to 90 calendar days following receipt of an executed mining right for the Waterberg Project. All other terms of the Purchase and Development Option remained unchanged. In consideration for the amendment, Implats agreed to fund 100% of a Rand 55 million implementation budget and work program effective February 1, 2020. The program, aimed at increasing confidence in specific areas of the Waterberg DFS, was approved by Waterberg JV Co. and completed on September 15, 2020 at a final cost of Rand 24.7 million. Planned geo-technical drilling of boxcuts/portals and along planned decline pathways, budgeted at approximately R 27 million, was not completed before September 15, 2020 as such work first required the grant of a mining right.

        On June 15, 2020, Implats delivered a formal notice that it did not intend to exercise the Purchase and Development Option to acquire and earn into a 50.01% interest in the Waterberg Project. Implats stated that notwithstanding the positive progress achieved on the implementation budget and work program to date, and the strategic alignment between the Waterberg asset and Implats stated portfolio objectives, the unprecedented events brought about by the COVID-19 pandemic has necessitated Implats management and Board to re-evaluate the impact of the increased economic uncertainty on Implats' strategy and risk appetite across the Group in the short, medium and long term. On August 11, 2020, Waterberg JV Co. and JOGMEC notified Implats of the termination of the Purchase and Development Option. As a result of their election not to execute the Purchase and Development Option, the costs of the implementation budget incurred prior to September 14, 2020 shall be for Implats' own account.

        Implats has indicated they intend to continue discussions in good faith on potential smelter off-take arrangements for the Waterberg Project. Implats is a 15% shareholder in Waterberg JV Co. Implats reiterated their support of both the Waterberg Project and the joint venture partners and plans to remain an active participant, including funding of their share of costs, subject to future considerations.

        On August 12, 2020 the South African Department of Mineral Resources and Energy (the "DMR") issued an Integrated Environmental Authorization for the Waterberg Project, subject to a public notice period and finalization of issues raised by affected parties, which process was completed with the issue of a final Amended Integrated Environmental Authorization on November 10, 2020.

        On February 2, 2021 the DMR notified the Company that the Waterberg Mining Right had been granted on January 28, 2021 pursuant to section 23(1) of the Mineral and Petroleum Resources Development Act (2002). After notarial execution, the Waterberg Mining Right will be registered at the Mining and Petroleum Titles Registration Office in South Africa. Under South African Law, mining rights are issued for an initial period of up to 30 years and may be renewed for further periods, each of which may not exceed 30 years at a time. Mining will be subject to the Environmental Authorization granted on November 10, 2020, Water Use Licenses and compliance with other legislation on an ongoing basis.

  COVID-19 in South Africa

        In common with other worldwide jurisdictions, South Africa has been severely impacted by the respiratory illness caused by the new coronavirus, termed "2019-nCoV" ("COVID-19"), and the measures that have been put in place nationally to combat the spread of this pandemic. On March 15, 2020 South Africa declared a national state of disaster under the Disaster Management Act, No. 72 of 2002 ("Disaster Act"), followed by regulations promulgated under the Disaster Act which imposed a lockdown from midnight on March 26, 2020 until April 21, 2020. Under the lockdown, all persons were required to stay at home except for those rendering a limited number of essential services, including health care, banking, gas stations, supermarkets and coal mines providing coal to ESKOM (defined below) as well as mine care and maintenance services on all other mines.

        On March 26, 2020, the DMR issued a document called the "Guiding Principles on the Prevention and Management of COVID-19 in SAMI" (an abbreviation for the South African Mining Industry) in a bid to provide guidance to the SAMI members on how to prevent and manage the spread of COVID-19 pandemic. The Guiding Principles were developed through the Mine Health and Safety Council ("MHSC") in consultation with mining companies, the Minerals Council South Africa and organized labour.

        The lockdown was thereafter extended to April 30, 2020.

        On April 29, 2020, the Minister issued directions in terms of regulation 10(8) of the regulations issued in terms of section 27(2) of the Disaster Act to further regulate measures to prevent and manage the spread of COVID-19 in mining.

        Also, on April 29, 2020, new Disaster Act regulations were issued permitting mining companies to continue with reduced operations at a level of no more than 50%. With respect to the Company, these regulations provide that mining operations being conducted at a reduced capacity of not more than 50%, may thereafter increase capacity as determined by direction issued by the Minister.

        The following conditions apply to the starting and increasing of capacity:

  1.
  appropriate measures to protect the health and safety of workers must be implemented by mining companies in accordance with the directions issued from time to time by the Minister, in consultation with the Cabinet member responsible for health;

  2.
  a rigorous screening and testing programme must be implemented as employees return to work;

  3.
  the mining industry must provide quarantine facilities for employees who have tested positive for the COVID -19;

  4.
  data collected during the screening and testing programme must be submitted to the authority referred to in regulation 8; and

  5.
  mining companies must make arrangements to transport their South African employees from their homes to their respective areas of operations.

        Following an order handed down in the Labour Court of South Africa on May 1, 2020, the Chief Inspector of Mines in consultation with MHSC developed a guideline in accordance with Section 9 of the Mine Health and Safety Act No. 29 of 1996 ("MHSA"). The guideline requires employers to prepare and implement a code of practice for the prevention, mitigation and management of the COVID-19 outbreak amongst employees in the South African Mining Industry and any other person(s) at or on mines and any other person(s) they may contact in the community. Failure by employers to prepare and implement a mine's code of practice in line with these guidelines, the "Guiding Principles on the Prevention and Management of COVID-19 in SAMI", directions issued by the Minister in terms of regulation 10(8) of the regulations issued in terms of section 27(2) of the Disaster Act and guidelines developed by the World Health Organisation, constitutes a criminal offence and a contravention of the MHSA.

        The following key elements must be addressed in the code of practice:

  1.
  risk assessment and review;

  2.
  start-up and on-going procedure for mines;

  3.
  COVID-19 Management Programme;

  4.
  monitoring and reporting; and

  5.
  compensation for occupationally acquired COVID-19.

        Currently, South Africa is under a phased risk-alert lockdown process, with Level 5 being the drastic lockdown that was imposed during April 2020 and Level 1 being a return to normalcy, but retaining the use of masks, sanitisers and social distancing. After three months at Level 1, a surge in infections necessitated the implementation of Level 3 restrictions on December 28, 2020, with further Level 3 adjustments made on January 11, 2021. All mining companies may continue normal operations under strict measures to prevent the spread of COVID-19 infections.

        With regard to the Company, the COVID-19 pandemic and the measures implemented for the prevention, mitigation and management thereof may result in delays in the grant of required authorizations and permits for the Waterberg Project by reason of regulatory officials not being available, the restriction on the movement of persons to conduct inspections and site visits and the inability to meet with community consultative forums.

  Lion Battery Technologies Inc.

        On July 12, 2019, the Company, together with an affiliate of Anglo American Platinum Limited ("Amplats"), launched a new venture through a jointly owned company, Lion Battery Technologies Inc. ("Lion") to accelerate the development of next generation battery technology using platinum and palladium. The Company received 400,000 common shares of Lion, valued at a price of $0.01 per share, as the original founder of Lion. Both the Company and Amplats are to equally invest up to an aggregate of $4.0 million into Lion, of which approximately $1.0 million would be for general and administrative expenses and the commercialization of the technology developed, subject to certain conditions. All investment funding into Lion by the Company or Amplats is to be in exchange for preferred shares of Lion at a price of $0.50 per share over an approximate three to four year period.

        On July 12, 2019 the Company and Amplats each invested $0.55 million as a first tranche of funding into Lion in exchange for 1,100,000 Lion preferred shares each at a price of $0.50 per share. In June 2020 the Company and Amplats each invested $0.350 million as a second tranche of funding in exchange for 700,000 Lion preferred shares at a price of $0.50 per share. On January 22, 2021, Amplats and the Company have approved and equally invested in a third tranche of funding into Lion in an aggregate amount of $0.70 million in exchange for 700,000 Lion preferred shares each at a price of $0.50 per share, of which $0.667 million is to be provided by Lion to FIU (defined below) for continued research. The Company owns a 53.7% interest in Lion as of the completion of the this third tranche of funding. If the Company should fail to contribute its share of a required subscription to Lion, it would be in breach of its agreements with Lion and its interest in Lion may be subject to dilution.

        Effective from May 1, 2019, Lion entered into an agreement (the "Sponsored Research Agreement") with Florida International University ("FIU") to fund a $3.0 million research program over a three year period utilizing platinum and palladium to unlock the potential of Lithium Air and Lithium Sulphur battery chemistries to increase their discharge capacities and cyclability. Under the Sponsored Research Agreement, Lion will have exclusive rights to all intellectual property developed and will lead all commercialization efforts. Lion is to advance funding to FIU in four tranches. The first tranche to FIU, totaling $1.0 million plus a one-time fee of $50,000, was funded by Lion in mid July 2019, with a second tranche of $666,667 funded in June 2020. A third tranche of funding by Lion to FIU of $666,667 is in process as of the date of this prospectus supplement.

        On August 4, 2020 the U.S. Patent and Trademark Office issued Patent No. 10,734,636 B2 entitled "Battery Cathodes for Improved Stability" to FIU. The patent includes the use of platinum group metals and carbon nanotubes and other innovations in a lithium battery. A second patent related to this work, No. US 10862,103 B2, was issued on December 8, 2020. Further patents are currently applied for. Under the Sponsored Research Agreement, Lion has exclusive rights to all intellectual property being developed by FIU including patents granted. Lion is also reviewing several additional and complementary opportunities focused on developing next-generation battery technology using platinum and palladium.

 THE OFFERING

Issuer	Platinum Group Metals Ltd.
Common shares offered by us	Common shares having an aggregate offering price of up to $50,000,000.
Common shares to be outstanding immediately after this offering

Up to 83,514,131 common shares, based on 72,278,176 common shares outstanding as of February 4, 2021 and assuming sales of 11,235,955 of our common shares in this offering at an assumed offering price of $4.45 per common share, which is the last reported sale price of our common shares on the NYSE American on February 4, 2021. The actual number of common shares issued will vary depending on the sale price under this offering.

Use of proceeds

We intend to use the net proceeds from the sale of our common shares pursuant to this offering, if any, together with our existing cash and cash equivalents, for general corporate purposes, including pre-construction engineering, site work and preparation for the Waterberg Project, and to repay a portion or all of the 2019 Sprott Facility. We may also elect to use a portion of the proceeds to repay a portion or all of the Notes. See "Use of Proceeds" on page S-17.

Risk factors

Investing in our common shares involves significant risks. See "Risk Factors" beginning on page S-16 of this prospectus supplement as well as those risk factors that are incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors to consider carefully before deciding to invest in our common shares.

Exchange Listings	Our common shares are listed on the NYSE American under the symbol "PLG" and on the TSX under the symbol "PTM".

        None of our common shares will be offered or sold in Canada under this prospectus supplement and the accompanying prospectus, and no sales of common shares under this prospectus supplement and the accompanying prospectus will be made to anyone known by the Agent to be a resident of Canada or over or through the facilities of the TSX or any other exchange or market in Canada.

        HCI has waived any participation right with respect to this offering.

Outstanding Shares

        The number of common shares to be outstanding immediately after this offering is based on 72,278,176 common shares outstanding as of February 4, 2021, based on an assumed offering price of $4.45 per common share, which is the last reported sale price of our common shares on the NYSE American on February 4, 2021, and excludes as of that date:

  •
  common shares issuable pursuant to the Notes;

  •
  4,297,834 common shares issuable upon the exercise of options with a weighted average exercise price of C$3.75;

  •
  575,763 common shares issuable upon the settlement of restricted share units ("RSUs");

  •
  common shares issuable upon the extension of the 2019 Sprott Facility; and

  •
  remaining common shares reserved for issuance under our share compensation plan.

        Except as otherwise indicated, all information in the prospectus supplement, including the number of common shares outstanding immediately after this offering, excludes the shares referenced in the bullets above.

 RISK FACTORS

        Investing in our common shares involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, you should carefully consider the risks described below and under the "Risk Factors" section of our annual report on Form 20-F and November MD&A before purchasing our common shares. See "Documents Incorporated by Reference". For a summary of key risk factors applicable to our company, also see "Cautionary Note Regarding Forward-Looking Statements" in this prospectus supplement. Resource exploration and development is a speculative business, characterized by a number of significant risks. These risks include, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits, which, though present, are insufficient in quantity or quality to return a profit from production. If any such risks actually occur, our business, financial condition, results of operations and prospects could materially suffer. As a result, the trading price of our securities could decline, and you might lose all or part of your investment. The risks set out in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including our annual report on Form 20-F and November MD&A, are not the only risks that we face; risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, results of operations and prospects, cause actual events to differ materially from those described in "Cautionary Statement Regarding Forward-Looking Statements" above and could result in a loss of your investment. You should also refer to the other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the financial statements and related notes.

Risks Relating to the Offering

Our management team will have broad discretion to use the net proceeds from this offering and its investment of these proceeds may not yield a favorable return. They may invest the proceeds of this offering in ways with which investors disagree.

        Our management team will have broad discretion in the application of the remaining net proceeds from this offering and could spend or invest the proceeds in ways with which our shareholders disagree. Accordingly, investors will need to rely on our management team's judgment with respect to the use of these proceeds. However, the failure by management to apply these funds effectively could negatively affect our ability to operate and grow our business.

        We cannot specify with certainty all of the particular uses for the net proceeds to be received from this offering. Accordingly, we will have broad discretion in using these proceeds. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

We cannot assure you that we will sell common shares having an aggregate offering price of $50,000,000 in this offering. If we sell less than the maximum offering amount, the time at which we require additional financing may be accelerated and the amount of required additional funding will increase.

        This offering is not subject to any minimum offering amount. We may sell less than the maximum offering amount. If we sell less than the maximum offering amount, this may accelerate the time at which we require additional financing and will increase the amount of additional funding we require. We cannot assure you that additional financing will be available on favorable terms, or at all. See "Risk Factors" in our annual report on Form 20-F, which is incorporated herein by reference.

 USE OF PROCEEDS

        The amount of proceeds from this offering will depend upon the number of our common shares sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the equity distribution agreement with the Agent as a source of financing.

        Assuming the closing of the offering in full, we intend to use the net proceeds of the offering as follows:

Repayment of 2019 Sprott Facility	$15,235,000
General corporate purposes, including Waterberg Project pre-construction site work, engineering and preparation	$32,965,000

Estimated net proceeds of the offering	$48,200,000

        The 2019 Sprott Facility provides that 50% of the proceeds of offerings of equity or debt securities are required to be paid to Sprott in partial repayment of the 2019 Sprott Facility. The 2019 Sprott Facility is a credit agreement with Sprott and the Sprott Lenders pursuant to which the Sprott Lenders provided a $20.0 million principal amount senior secured credit facility advance to us. The maturity date of the 2019 Sprott Facility is August 14, 2021. We have an option, exercisable by notice to Sprott no sooner than four months before the maturity date and no later than two months before the maturity date, to extend the maturity date by one year in exchange for a payment in common shares or cash of three percent of the outstanding principal amount of the 2019 Sprott Facility two business days prior to the original maturity date. Amounts outstanding under the 2019 Sprott Facility bear interest at a rate of 11.00% per annum, compounded monthly. After partial repayments in November 2020 and in December 2020, as of the date of this prospectus supplement, the principal amount outstanding under the 2019 Sprott Facility is $15.235 million.

        We may elect to use a portion of the net proceeds of the offering that are allocated to general corporate purposes to repay a portion or all of the Notes, which have an outstanding principal amount as of the date of this prospectus supplement of $19.99 million, bear interest at 6 7/8% and mature on July 1, 2022.

        We have limited financial resources and do not generate any cash flow from current operations. As at November 30, 2020 we held cash of $4.78 million and had working capital of $6.44 million, including $1.695 million of net proceeds due pursuant to the September 2020 ATM and exclusive of the 2019 Sprott Facility and the Notes. Assuming the successful closing of this offering in full, based on our planned Waterberg Project expenditures, debt service expenditures and historical average monthly cash burn rate for general and administrative costs over the three month period ended November 30, 2020 of approximately $0.40 million (unaudited), we expect to have sufficient capital to maintain general operations, including interest payments on the Notes, and interest payments on and repayment in full of the 2019 Sprott Facility, but not the construction capital required for the Waterberg Project, until either June 2022 or December 2022, assuming we elect to use a portion of the net proceeds of the offering to repay the Notes. After such time, we will require additional capital to satisfy our obligations, including under our indebtedness. The Company will also require additional financing to fund its share of expected Waterberg project construction, development and ramp up costs, likely within twelve months of the grant of the Waterberg Mining Right, which ocurred on January 28, 2021. If we do not raise the maximum amount under the offering, the date on which we require additional financing would be accelerated. If additional financing is raised by the issuance of shares from treasury of the Company or other securities convertible into common shares, control of the Company may change, security holders will suffer additional dilution and the price of our common shares may decrease. Failure to obtain such additional financing could result in the delay or indefinite postponement of further development of our properties, or even a loss of property interests.

        The expected use of net proceeds of this offering represents our current intentions based upon our present plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures in these areas may vary significantly from our current intentions and will depend upon a number of factors, including our ability to advance the Waterberg Project into production, actual expenses to operate our business, and other unforeseen events, including those listed under the "Risk Factors" section of this prospectus supplement, our annual report on Form 20-F and November

MD&A and the prospectus. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering.

        Pending use of proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including long-term and short-term, investment-grade or FDIC insured, interest-bearing instruments.

 CAPITALIZATION

        The following table sets forth our cash and investments and our capitalization as of November 30, 2020 on:

  •
  an actual basis;

  •
  an as adjusted basis giving effect to (i) closing of the offering in full, at an assumed offering price of $4.45 per common share, which is the last reported sale price of our common shares on the NYSE American on February 4, 2021, and (ii) repayment of $15.235 million of the 2019 Sprott Facility.

        The information in this table is illustrative only and our capitalization following the completion of this offering will be adjusted based on the public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with consolidated financial statements and the notes thereto included in the documents.

	As of November 30, 2020
	Actual	As Adjusted(1)
	(in thousands)
Cash and cash equivalents	$4,780	$37,745
September 2020 ATM Proceeds Receivable(2)	$1,695	$1,695
2019 Sprott Facility(3)	$15,961 (5)	$—
Notes	$17,926	$17,926
Shareholders' equity
Share capital (common shares): unlimited shares authorized; 70,726,617 shares issued, issuable and outstanding as of November 30, 2020; 81,962,572 shares issued and outstanding after giving effect to the offering(4)	$875,840	$924,040
Contributed surplus	$28,525	$28,525
Accumulated other comprehensive loss	$(160,974)	$(160,974)
Deficit(5)	$(748,910)	$(749,636)
Shareholders' equity attributable to shareholders of the Company	$(5,519)	$41,955
Total capitalization	$(5,519)	$41,955

Notes:
(1)
Includes the net proceeds from this offering after deduction of a fee representing up to 3.0% of the aggregate gross proceeds and estimated expenses of $300,000. Assumes none of the proceeds of the offering are used to repay the Notes.
(2)
Represents $1.695 million of net proceeds from the sale of 705,500 shares on or before November 30, 2020 pursuant to the September 2020 ATM, which proceeds were received on December 1 and 2, 2020.
(3)
After a repayment of $1.25 million by the Company on December 8, 2020, a further cash repayment of $15.235 million from the net proceeds of this offering would settle the 2019 Sprott Facility in full. For additional information, see Note 5 in the November Financials.
(4)
These figures included 705,500 common shares issued December 1st and 2nd of 2020 pursuant to the completion of the September 2020 ATM, and do not include common shares issuable pursuant to the Notes, 2,852,334 common shares reserved for issuance pursuant to outstanding stock options (with a weighted average exercise price of C$2.20), 468,370 common shares reserved for issuance upon settlement of outstanding restricted share units or RSUs, common shares issuable upon the extension of the 2019 Sprott Facility and remaining common shares reserved for issuance under our share compensation plan.
(5)
Includes the expense of $0.726 million for deferred fees related to the 2019 Sprott Facility which would be recognized upon early repayment of the 2019 Sprott Facility.

        Notwithstanding the assumptions reflected in this table, the shares sold in this offering, if any, will be sold from time to time at various prices.

        As of the date of this prospectus, the following options to acquire common shares are outstanding under the terms of our share compensation plan which were granted to our employees (including employees who are our executive officers or directors) unless otherwise noted.

Number of Underlying Common Shares	Exercise Price	Expiration Date
1,481,133(1)	C$2.61	April 9, 2024
1,319,201(2)	C$1.81	December 2, 2024
1,497,500(3)	C$6.58	December 16, 2025

Notes:
(1)
Granted on April 9, 2019, vesting one-third on the first day after each of the first three anniversaries of the grant date. Includes a grant of options to acquire 16,800 common shares to each of our non-employee directors at the time of the grant.
(2)
Granted on December 2, 2019, vesting one-third on the first day after each of the first three anniversaries of the grant date. Includes a grant of options to acquire 12,000 common shares to each of our non-employee directors at the time of the grant.
(3)
Granted on December 16, 2020, vesting one-third on the first day after each of the first three anniversaries of the grant date.

        As of the date of this prospectus, we have outstanding an aggregate of 575,763 restricted share units or RSUs, of which 165,687 RSUs were awarded to our employees (including employees who are our executive officers or directors) on April 9, 2019, 183,289 RSUs were awarded on December 2, 2019, and 226,787 RSUs were awarded on December 16, 2020. These RSUs were awarded under the terms of our share compensation plan and vest one-third on each of the first three anniversaries of the applicable award date.

        As of the date of this prospectus, we have outstanding an aggregate of 483,693 deferred shared units or DSUs, of which 240,000 DSUs were awarded to our non-employee directors on January 27, 2020 and 116,681 DSUs were awarded on April 9, 2019. These DSUs vest one-third on the first day after each of the first three anniversaries of the award date and are in addition to any DSUs received by such directors upon conversion of director fees. Pursuant to the terms of our DSU plan, all DSUs are cash settled. As of the date of this prospectus, of the outstanding aggregate, a further 126,812 DSU's have been granted for director fees earned.

DILUTION

        If you invest in our common shares in this offering, your interest will be diluted to the extent of the difference between the price per share that you pay and the net book value per share of our common shares immediately after this offering.

        As of November 30, 2020, our net book value was $10.7 million, or $0.15 per common share. Net book value or deficit per share is equal to our total assets, less total liabilities, divided by the number of outstanding common shares. Dilution with respect to net book value per share represents the difference between the amount per share paid by purchasers of common shares in this offering and the net book value per share of our common shares immediately after this offering. After giving effect to the sale of common shares in this offering and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed public offering price of $4.45 per share, which is the last reported sale price of our common shares on the NYSE American on February 4, 2021, our as adjusted net book value as of November 30, 2020 would have been approximately $59.7 million, or approximately $0.73 per common share. This represents an immediate increase in net book value of $0.58 per share to our existing stockholders and an immediate dilution of $(3.72) per share to investors participating in this offering.

        The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$4.45
Net book value per share as of November 30, 2020	$0.15
Increase in net book value per share attributable to this offering	$0.58

As adjusted net book value per share after giving effect to this offering		$0.73

Dilution per share to investors purchasing common shares in this offering		$3.72

        Notwithstanding the assumptions reflected in this table, the shares sold in this offering, if any, will be sold from time to time at various prices. The dilution per share to new investors purchasing our common stock in this offering will depend on the number and price of shares of our common stock that are sold in this offering.

        The foregoing tables are calculated based on 70,726,617 common shares that were issuable, issued and outstanding on November 30, 2020, including 705,500 shares issued on December 1st and 2nd, 2020 pursuant to the November 30, 2020 completion of the September 2020 ATM, and exclude as of that date:

  •
  common shares issuable pursuant to the Notes;

  •
  common shares issuable upon the exercise of options with a weighted average exercise price of C$2.20;

  •
  common shares issuable upon the settlement of RSUs;

  •
  common shares issuable upon the extension of the 2019 Sprott Facility; and

  •
  remaining common shares reserved for issuance under our share compensation plan.

        New investors will experience further dilution if common shares are issued pursuant to the Notes, any of our outstanding options are exercised or RSUs are settled or new options or RSUs are issued and exercised or settled under our equity incentive plans. Furthermore, we may choose to raise additional capital through the sale of equity or other securities based on market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital in this manner, the issuance of such securities could result in further dilution of stockholders.

 COMMON SHARES ACQUIRED BY DIRECTORS AND SENIOR OFFICERS

        During the five years preceding the date of this prospectus supplement the following directors or senior management, or affiliated persons, have acquired the following common shares in transactions with us:

Issue Date	Acquiror	Shares	Price in	Acquisition Method
		U.S. Dollars
May 15, 2018	HCI through Deepkloof	1,509,099	$1.50	Private Placement(1)
May 15, 2018	HCI through Deepkloof	2,490,900	$1.50	Prospectus Offering
February 4, 2019	HCI through Deepkloof	2,141,942	$1.33	Private Placement
February 4, 2019	HCI through Deepkloof	2,141,942	$1.33	Private Placement
April 1, 2019	HCI through Deepkloof	177,000	$1.70	Exercise of Warrants
June 20, 2019	HCI through Deepkloof	80,000	$1.70	Exercise of Warrants
June 28, 2019	HCI through Deepkloof	1,111,111	$1.17	Private Placement
August 21, 2019	HCI through Deepkloof	6,940,000	$1.32	Private Placement
August 21, 2019	HCI through Deepkloof	6,940,000	$1.32	Private Placement
August 21, 2019	HCI through Deepkloof	2,856,000	$1.25	Prospectus Offering
December 19, 2019	HCI through Deepkloof	1,612,931	$1.24	Private Placement
June 17, 2020	HCI through Deepkloof	500,000	$1.40	Private Placement
October 15, 2020	HCI through Deepkloof	1,146,790	$2.18	Private Placement
October 15, 2020	HCI through Deepkloof	1,146,790	$2.18	Private Placement
November 27, 2020	Frank R. Hallam	15,127	$2.48	RSU(2)
December 8, 2020	HCI through Deepkloof	1,121,076	$2.23	Private Placement
December 8, 2020	HCI through Deepkloof	1,121,076	$2.23	Private Placement
December 9, 2020	Frank R. Hallam	18,000	$4.82	RSU(3)
December 11, 2020	Frank R. Hallam	100,000	$1.42	Exercise of Stock Option(4)
December 14, 2020	Frank R. Hallam	50,000	$1.42	Exercise of Stock Option(4)
December 16, 2020	R. Michael Jones	15,000	$1.42	Exercise of Stock Option(4)
December 18, 2020	Stuart Harshaw	4,000	$1.42	Exercise of Stock Option(4)
December 18, 2020	Stuart Harshaw	5,600	$2.04	Exercise of Stock Option(5)
January 14, 2021	Tim Marlow	4,000	$1.43	Exercise of Stock Option(4)
January 14, 2021	Tim Marlow	5,600	$2.06	Exercise of Stock Option(5)

Notes:

(1)
Pursuant to the amended and restated subscription agreement dated May 10, 2018 for this initial, strategic private placement, HCI acquired, subject to certain conditions, a right to nominate one person, and if elected, to serve as a member of our board of directors and a right to participate in future equity financings of our company in order to maintain its interest in our company. HCI nominated John Anthony Copelyn, the CEO of HCI, to serve on our board of directors and he was appointed to the board of directors on May 15, 2018. In their course of dealings, the parties have treated the participation right as applicable regardless of HCI's current percentage interest.
(2)
Issue of shares pursuant to vested one third of RSUs we granted on April 9, 2019 as compensation.
(3)
Issue of shares pursuant to vested one third of RSUs we granted on December 2, 2019 as compensation.
(4)
Exercise of vested stock options we granted on December 2, 2019 at a price of C$1.81, paid in cash, translated to U.S. dollars at the exchange rate posted by the Bank of Canada on the date of exercise.
(5)
Exercise of vested stock options we granted on April 9, 2019 at a price of C$2.61, paid in cash, translated to U.S. dollars at the exchange rate posted by the Bank of Canada on the date of exercise.

 DIVIDEND POLICY

        We have not declared or paid any cash dividends on our capital stock since our inception. We currently anticipate that we will retain future earnings, if any, for the development, operation, and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law, and other factors our board of directors deems relevant. As a result, we anticipate that only appreciation of the price of our common shares, if any, will provide a return to investors in this offering for at least the foreseeable future.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined herein) arising from and relating to the ownership and disposition of common shares. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from or relating to the ownership and disposition of common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address the U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the ownership and disposition of common shares. In addition, except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the ownership and disposition of common shares.

        No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the "IRS") has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the ownership and disposition of common shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

        This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), and U.S. court decisions that are available as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis, which could affect the U.S. federal income tax considerations described in this summary. Except as provided herein, this summary does not discuss the potential effects of any proposed legislation.

U.S. Holders

        For purposes of this summary, the term "U.S. Holder" means a beneficial owner of common shares that is for U.S. federal income tax purposes:

  •
  a citizen or individual resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

        For purposes of this summary, a "non-U.S. Holder" is a beneficial owner of common shares that is not a U.S. Holder and not a partnership. This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from or relating to the ownership and disposition of common shares. Accordingly, a non-U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences (including the potential application of and operation of any income tax treaties) relating to the ownership and disposition of common shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

        This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a "functional currency" other than the U.S. dollar; (e) own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold common shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are subject to the alternative minimum tax; (i) are subject to special tax accounting rules; or (j) own or have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of our outstanding shares. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the "Tax Act"); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold common shares in connection with carrying on a business in Canada; (d) persons whose common shares constitute "taxable Canadian property" under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the ownership and disposition of common shares.

        In particular, it is noted that we may be or may become a "controlled foreign corporation" for U.S. federal income tax purposes, and therefore, if a U.S. Holder owns 10% or more of our stock by voting power or value directly, indirectly and/or under the applicable attribution rules, the U.S. federal income tax consequences to such U.S. Holder of owning common shares may be significantly different than those described below in several respects. If a U.S. Holder owns 10% or more of our stock by voting power or value directly, indirectly and/or under the applicable attribution rules, such holder should consult its own tax advisors regarding the U.S. federal income tax rules applicable to an investment in a controlled foreign corporation.

        If an entity or arrangement that is classified as a partnership (or other "pass-through" entity) for U.S. federal income tax purposes holds common shares, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such entity or owner. Partners (or other owners) of entities or arrangements that are classified as partnerships or as "pass-through" entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the ownership and disposition of common shares.

Passive Foreign Investment Company Rules

PFIC Status

        If we were to constitute a "passive foreign investment company" under the meaning of Section 1297 of the Code (a "PFIC", as defined below) for any year during a U.S. Holder's holding period, then certain potentially adverse rules may affect the U.S. federal income tax consequences to a U.S. Holder as a result of the ownership and disposition of our common shares. Based on current business plans and financial expectations, we believe that we may be a PFIC for our current tax year and may be a PFIC in future tax years. No opinion of legal counsel or ruling from the IRS concerning our status as a PFIC has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by us (or any of our subsidiaries) concerning our PFIC status. Each U.S. Holder should consult its own tax advisors regarding our PFIC status and each of our subsidiaries.

        In any year in which we are classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

        We generally will be a PFIC if, for a tax year, (a) 75% or more of our gross income is passive income (the "PFIC income test") or (b) 50% or more of the value of our assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the "PFIC asset test"). "Gross income" generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and "passive income" generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation's commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of its trade or business, and certain other requirements are satisfied.

        For purposes of the PFIC income test and PFIC asset test described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, and assuming certain other requirements are met, "passive income" does not include certain interest, dividends, rents, or royalties that are received or accrued by us from certain "related persons" (as defined in Section 954(d)(3) of the Code) also organized in Canada, to the extent such items are properly allocable to the income of such related person that is not passive income.

        Under certain attribution rules, if we are a PFIC, U.S. Holders will generally be deemed to own their proportionate share of our direct or indirect equity interest in any company that is also a PFIC (a "Subsidiary PFIC"), and will generally be subject to U.S. federal income tax on their proportionate share of (a) any "excess distributions," as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by us or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of common shares. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received and no redemptions or other dispositions of common shares are made.

Default PFIC Rules Under Section 1291 of the Code

        If we are a PFIC for any tax year during which a U.S. Holder owns common shares, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership, and disposition of common shares will depend on whether and when such U.S. Holder makes an election to treat us and each Subsidiary PFIC, if any, as a "qualified electing fund" or "QEF" under Section 1295 of the Code (a "QEF Election") or makes a mark-to-market election under Section 1296 of the Code (a "Mark-to-Market Election"). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a "Non-Electing U.S. Holder."

        A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to: (a) any gain recognized on the sale or other taxable disposition of common shares; and (b) any "excess distribution" received on the common shares. A distribution generally will be an "excess distribution" to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder's holding period for the common shares, if shorter).

        Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of common shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any "excess distribution" received on common shares or with respect to the stock of a Subsidiary PFIC, must be ratably allocated to each day in a Non-Electing U.S. Holder's holding period for the respective common shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income (and not eligible for certain preferred rates). The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as "personal interest," which is not deductible.

        If we are a PFIC for any tax year during which a Non-Electing U.S. Holder holds common shares, we will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether we cease to be a PFIC in one or more subsequent tax years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such common shares were sold on the last day of the last tax year for which we were a PFIC.

QEF Election

        A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which the holding period of its common shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its common shares. A U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder's pro rata share of (a) our net capital gain, which will be taxed as long-term capital gain to such U.S. Holder, and (b) our ordinary earnings, which will be taxed as ordinary income to such U.S. Holder. Generally, "net capital gain" is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and "ordinary earnings" are the excess of (a) "earnings and profits" over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which we are a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by us. However, for any tax year in which we are a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as "personal interest," which is not deductible.

        A U.S. Holder that makes a timely and effective QEF Election with respect to us generally (a) may receive a tax-free distribution from us to the extent that such distribution represents our "earnings and profits" that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder's tax basis in the common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of common shares.

        The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as "timely" if such QEF Election is made for the first year in the U.S. Holder's holding period for the common shares in which we were a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year. If a U.S. Holder does not make a timely and effective QEF Election for the first year in the U.S. Holder's holding period for the common shares, the U.S. Holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a "purging" election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such common shares were sold for their fair market value on the day the QEF Election is effective. If a U.S. Holder makes a QEF Election but does not make a "purging" election to recognize gain as discussed in the preceding sentence, then such U.S. Holder shall be subject to the QEF Election rules and shall continue to be subject to tax under the rules of Section 1291 discussed above with respect to its common shares. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

        A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, we cease to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which we are not a PFIC. Accordingly, if we become a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which we qualify as a PFIC.

        U.S. Holders should be aware that there can be no assurances that we will satisfy the record keeping requirements that apply to a QEF, or that we will supply U.S. Holders with information that such U.S. Holders are required to report under the QEF rules, in the event that we are a PFIC. Thus, U.S. Holders may not be able to make a QEF Election with respect to their common shares. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a QEF Election.

        A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return. However, if we do not provide the required information with regard to us or any Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules of Section 1291 of the Code discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

        A U.S. Holder may make a Mark-to-Market Election only if the common shares are marketable stock. The common shares generally will be "marketable stock" if the common shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to section 11A of the Exchange Act, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be "regularly traded" for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Each U.S. Holder should consult its own tax advisor in this regard.

        A U.S. Holder that makes a Mark-to-Market Election with respect to its common shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such common shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder's holding period for the common shares for which we are a PFIC and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the common shares.

        A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the we are a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares, as of the close of such tax year over (b) such U.S. Holder's adjusted tax basis in such common shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder's adjusted tax basis in the common shares, over (b) the fair market value of such common shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

        A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder's tax basis in the common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of common shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

        A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return. A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the common shares cease to be "marketable stock" or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

        Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the common shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to avoid the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions from a Subsidiary PFIC to its shareholder.

Other PFIC Rules

        Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which common shares are transferred.

        Certain additional adverse rules may apply with respect to a U.S. Holder if we are a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares.

        Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with its own tax advisors regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

        The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares.

Ownership and Disposition of Shares of Common Stock to the Extent that the Passive Foreign Investment Company Rules Do Not Apply

        The following discussion is subject, in its entirety, to the rules described above under the heading "Passive Foreign Investment Company Rules".

Distributions on Shares of Common Stock

        A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a common share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of our current or accumulated "earnings and profits", as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds our current and accumulated "earnings and profits", such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the common shares and thereafter as gain from the sale or exchange of such common shares. (See "Sale or Other Taxable Disposition of Shares of Common Stock" below). However, we do not intend to maintain the calculations of our earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder therefore should assume that any distribution by us with respect to the common shares will constitute ordinary dividend income. Dividends received on common shares will not be eligible for the "dividends received deduction". Subject to applicable limitations and provided we are eligible for the benefits of the Canada-U.S. Tax Convention or the common shares are readily tradable on a United States securities market, dividends paid by us to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that we are not classified as a PFIC in the tax year of distribution or in the preceding tax year. If we are a PFIC, a dividend generally will be taxed to a U.S. Holder at ordinary income tax rates. The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Sale or Other Taxable Disposition of Shares of Common Stock

        Upon the sale or other taxable disposition of common shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. Holder's tax basis in such common shares sold or otherwise disposed of. A U.S. Holder's tax basis in common shares generally will be such U.S. Holder's U.S. dollar cost for such common shares. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the common shares have been held for more than one year.

        Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

Receipt of Foreign Currency

        The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

        Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder's particular circumstances. Accordingly, each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

        Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a non-U.S. entity. U.S. Holders may be subject to these reporting requirements unless their common shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

        Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, common shares will generally be subject to information reporting and backup withholding tax at the rate of 24% if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

        The discussion of reporting requirements set forth above is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        The following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations under the Tax Act (as defined herein) and the regulations thereunder (the "Regulations") generally applicable to a holder who acquires common shares as beneficial owner pursuant to this prospectus supplement and who, at all relevant times, for the purposes of the Tax Act, (i) deals at arm's length with us and the Agent, (ii) is not affiliated with us or the Agent, (iii) acquires and holds the common shares as capital property, (iv) for the purposes of the Tax Act and any applicable income tax treaty, is not, and is not deemed to be, resident in Canada, and (v) does not, and is not deemed to, use or hold common shares in or in the course of carrying on a business in Canada (each, a "Non-Resident Holder"). Common shares will generally be considered to be capital property to a Non-Resident Holder unless the Non-Resident Holder holds or uses the common shares, or is deemed to hold or use the common shares, in the course of carrying on a business of trading or dealing in securities or has acquired them or is deemed to have acquired them in a transaction or transactions considered to be an adventure or concern in the nature of trade.

        The term "U.S. Resident", for the purposes of this summary, means a Non-Resident Holder who, for purposes of the Canada-United States Income Tax Convention (1980) (the "Treaty"), is at all relevant times a resident of the United States and is a "qualifying person" within the meaning of the Treaty. In some circumstances, persons deriving amounts through fiscally transparent entities (including limited liability companies) may be entitled to benefits under the Treaty. U.S. Residents are urged to consult their own tax advisors to determine their entitlement to benefits under the Treaty based on their particular circumstances.

        This summary does not apply to a Non-Resident Holder: (i) that is a "financial institution" for purposes of the mark-to-market rules contained in the Tax Act, (ii) an interest in which is or would constitute a "tax shelter investment" as defined in the Tax Act, (iii) that is a "specified financial institution" as defined in the Tax Act, (iv) that reports its "Canadian tax results" in a currency other than Canadian currency, as defined in the Tax Act, (v) who received common shares upon exercise of a stock option, (vi) who has entered into or will enter into, with respect to their common shares, a "synthetic disposition arrangement" or a "derivative forward agreement" as those terms are defined in the Tax Act, (vii) that is exempt from tax under the Tax Act, or (viii) that is a corporation that does not deal at arm's length for the purposes of the Tax Act with a corporation resident in Canada and that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of the common shares pursuant to this prospectus supplement, controlled by a non-resident person, or group of non-resident persons not dealing with each other at arm's length, for the purposes of the foreign affiliate dumping rules in Section 212.3 of the Tax Act. All such Non-Resident Holders should consult their own tax advisors with respect to an investment in common shares. Special considerations, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere or an authorized foreign bank (as defined in the Tax Act). Such Non-Resident Holders should consult their own tax advisors.

        This summary does not address the deductibility of interest by a Non-Resident Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of common shares.

        This summary is based on the current provisions of the Tax Act and the Regulations in force as of the date hereof, specific proposals to amend the Tax Act (the "Proposed Amendments") which have been announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, the current provisions of the Treaty, and counsel's understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the "CRA") publicly available prior to the date hereof.

        This summary assumes the Proposed Amendments will be enacted in the form proposed and does not take into account or anticipate any other changes in law or any changes in the CRA's administrative policies and assessing practices, whether by way of judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein. No assurances can be given that the Proposed Amendments will be enacted as proposed or at all, or that legislative, judicial, or administrative changes will not modify or change the statements expressed herein.

        This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in common shares. This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or income tax advice to any particular Non-Resident Holder. Non-Resident Holders should consult their own income tax advisors with respect to the tax consequences applicable to them having regard to their own particular circumstances.

Amounts Determined in Canadian Dollars

        Generally, for purposes of the Tax Act, all amounts relating to the common shares (including dividends, cost, adjusted cost base, and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in U.S. dollars or other currencies must be converted into Canadian dollars using the daily exchange rate published by the Bank of Canada on the particular date the particular amount arose, or such other rate of exchange as may be accepted by the CRA. Holders may therefore realize additional income or gain by virtue of changes in foreign exchange rates and are advised to consult with their own tax advisors in this regard. Currency tax issues are not discussed further in this summary.

Dividends on common shares

        Subject to an applicable tax treaty or convention, dividends paid or credited, or deemed to be paid or credited, to a Non-Resident Holder on common shares will be subject to Canadian withholding tax under the Tax Act at the rate of 25% of the gross amount of the dividend. Such rate is generally reduced under the Treaty to 15% if the beneficial owner of such dividend is a U.S. Resident. The rate of withholding tax is further reduced to 5% if the beneficial owner of such dividend is a U.S. Resident that is a company that owns, directly or indirectly, at least 10% of our voting stock. In addition, under the Treaty, dividends may be exempt from such Canadian withholding tax if paid to certain U.S. Residents that are qualifying religious, scientific, literary, educational or charitable tax-exempt organizations or qualifying trusts, companies, organizations or arrangements operated exclusively to administer or provide pension, retirement or employee benefits or benefits for the self-employed under one or more funds or plans established to provide pension or retirement benefits or other employee benefits that are exempt from tax in the United States and that have complied with specific administrative procedures.

Disposition of common shares

        A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of common shares, unless the common shares constitute "taxable Canadian property" (as defined in the Tax Act) of the Non-Resident Holder at the time of the disposition and are not "treaty-protected property" (as defined in the Tax Act) of the Non-Resident Holder at the time of the disposition.

        Generally, as long as a common share is listed on a designated stock exchange as defined in the Tax Act (which includes the TSX and NYSE American) at the time of its disposition, such common share will not constitute "taxable Canadian property" of a Non-Resident Holder at that time, unless at any time during the 60-month period immediately preceding the disposition, the following two conditions are met concurrently: (a) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm's length, partnerships whose members include, either directly or indirectly through one or more partnerships, the Non-Resident Holder or persons which do not deal at arm's length with the Non-Resident Holder, or any combination of them, owned 25% or more of the issued shares of any class or series of our shares, and (b) more than 50% of the fair market value of the common share was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, "Canadian resource properties" (as defined in the Tax Act), "timber resource properties" (as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). The Tax Act may also deem common shares to be taxable Canadian property to a Non-Resident Holder in certain circumstances.

        Even if the common shares are considered to be taxable Canadian property to a Non-Resident Holder, the Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of common shares if the common shares are "treaty-protected property" of the Non-Resident Holder at the time of the disposition. In the case of a U.S. Resident, the common shares of such U.S. Resident will generally constitute "treaty-protected property" for purposes of the Tax Act unless the value of the common shares is derived principally from real property situated in Canada. For this purpose, "real property" has the meaning that term has under the laws of Canada and includes any option or similar right in respect thereof and usufruct of real property, rights to explore for or to exploit mineral deposits, sources and other natural resources and rights to amounts computed by reference to the amount or value of production from such resources.

Taxation of Capital Gains and Capital Losses

        If the common shares are taxable Canadian property of a Non-Resident Holder and are not treaty-protected property of the Non-Resident Holder at the time of their disposition, such Non-Resident Holder will realize a capital gain (or incur a capital loss) on the disposition of such common shares equal to the amount by which the aggregate proceeds of disposition, net of any reasonable expenses incurred for the purpose of making the disposition, exceed (or are exceeded by) the aggregate adjusted cost base to the Non-Resident Holder of such common shares immediately before the disposition.

        Generally one-half of any such capital gain (a "taxable capital gain") realized by a Non-Resident Holder must be included in the Non-Resident Holder's income for the taxation year in which the disposition occurs. Subject to, and in accordance with, the provisions of the Tax Act, one-half of any capital loss incurred by a Non-Resident Holder (an "allowable capital loss") must generally be deducted from taxable capital gains realized by the Non-Resident Holder in the taxation year in which the disposition occurs. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition generally may be carried back and deducted in the three preceding taxation years or carried forward and deducted in any subsequent year against taxable capital gains realized in such years, to the extent and under the circumstances provided in the Tax Act.

        Non-Resident Holders whose common shares are taxable Canadian property should consult their own advisors.

 DESCRIPTION OF THE COMMON SHARES

        We are authorized to issue an unlimited number of common shares without par value of which 72,278,176 common shares were issued and outstanding as February 4, 2021. All outstanding common shares are fully paid. Shareholders are entitled to receive notice of and attend all meetings of shareholders with each common share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. The rights of shareholders may be altered with the approval of the shareholders of our company by way of a simple majority or more of the common shares voted at a meeting of our company's shareholders called and held in accordance with our Articles and applicable law, or by being consented to in writing by our shareholders who, in the aggregate, hold shares carrying at least 2/3 of the votes entitled to be cast on the resolution. Shareholders are entitled to dividends if, as and when declared by our board of directors. Shareholders are entitled upon our liquidation, dissolution or winding-up to receive our remaining assets available for distribution to shareholders.

        Our board of directors has approved this offering, including issuance and sale of up to 14,448,407 of common shares of the Company from time to time at the prevailing market price to raise aggregate maximum gross proceeds of up to $50,000,000. The board of directors has established a pricing committee that is authorized and empowered to exercise the authority of the board of directors in approving the terms and conditions of the common shares offered and sold under this offering, including establishing and approving the purchase price thereof.

PLAN OF DISTRIBUTION

        We have entered into an equity distribution agreement with BMO Capital Markets Corp. under which we may offer and sell our common shares from time to time up to an aggregate sales price of $50,000,000 through BMO Capital Markets Corp., acting as agent. Sales of our common shares, if any, under this prospectus supplement and the accompanying prospectus will be made by any method that is deemed to be an "at the market offering" as defined in Rule 415(a)(4) under the Securities Act. No sales of our common shares under this prospectus will be made in Canada, to anyone known by the sales agent to be a resident of Canada or over or through the facilities of the TSX or any other exchange or market in Canada.

        BMO Capital Markets Corp. will not undertake any act, advertisement, solicitation, conduct or negotiation directly or indirectly in furtherance of the sale of our common shares in Canada, undertake an offer or sale of any of our common shares to a person that it knows or has reason to believe is in Canada or has been pre-arranged with a buyer in Canada, or to any person who it knows or has reason to believe is acting on behalf of persons in Canada, or to any person whom it knows or has reason to believe intends to reoffer, resell or deliver our common shares to any persons in Canada or acting on behalf of persons in Canada.

        Each time we wish to issue and sell common shares under the equity distribution agreement, we will notify BMO Capital Markets Corp. of the number of shares to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of shares to be sold in any one day and any minimum price below which sales may not be made. Once we have so instructed BMO Capital Markets Corp., unless BMO Capital Markets Corp. declines to accept the terms of such notice, BMO Capital Markets Corp. has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of BMO Capital Markets Corp. under the equity distribution agreement to sell our common shares are subject to a number of conditions that we must meet. The settlement of sales of shares is generally anticipated to occur on the second trading day following the date on which the sale was made, with payment for the shares due from purchasers on that date. Sales of our common shares as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and BMO Capital Markets Corp. may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

        We will pay BMO Capital Markets Corp. a commission of up to 3.0% of the gross proceeds we receive from each sale of our common shares. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we have agreed to reimburse BMO Capital Markets Corp. for certain fees and disbursements, including the fees and disbursements of its U.S. and Canadian counsel, payable upon execution of the sales agreement, if any, in an amount not to exceed $105,000 in addition to certain ongoing disbursements of its legal counsel. We estimate that the total expenses for the offering, excluding any commissions or expense reimbursement payable to BMO Capital Markets Corp. under the terms of the equity distribution agreement, will be approximately $300,000, which includes legal, accounting and printing costs and various other fees associated with registering the common shares. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.

        BMO Capital Markets Corp. will provide written confirmation to us before the open on the NYSE American on the day following each day on which common shares are sold under the equity distribution agreement. Each confirmation will include the number of shares sold on that day, the sale price for such shares sold, the aggregate gross proceeds of such sales and the net proceeds to us.

        In connection with the sale of our common shares on our behalf, BMO Capital Markets Corp. will be deemed to be an "underwriter" within the meaning of the Securities Act and the compensation of BMO Capital Markets Corp. will be deemed to be underwriting commissions or discounts. We have agreed to indemnify BMO Capital Markets Corp. against certain liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments BMO Capital Markets Corp. may be required to make in respect of such liabilities.

        The offering of common shares pursuant to the equity distribution agreement will terminate upon the earlier of (i) the sale of all common shares subject to the equity distribution agreement and (ii) the termination of the equity distribution agreement as permitted therein. We and BMO Capital Markets Corp. may each terminate the equity distribution agreement at any time upon ten days' prior notice.

        This summary of the material provisions of the equity distribution agreement does not purport to be a complete statement of its terms and conditions. A copy of the equity distribution agreement will be filed as an exhibit to a current report on Form 6-K filed under the Exchange Act and incorporated by reference in the registration statement on Form F-3 of which this prospectus supplement forms a part.

        BMO Capital Markets Corp. and its affiliates may in the future provide various investment banking, commercial banking, financial advisory and other financial services for us and our affiliates, for which services they may in the future receive customary fees. In the course of its business, BMO Capital Markets Corp. may actively trade our securities for its own account or for the accounts of customers, and, accordingly, BMO Capital Markets Corp. may at any time hold long or short positions in such securities.

        A prospectus supplement and the accompanying prospectus in electronic format may be made available and distributed by BMO Capital Markets Corp. electronically.

 LEGAL MATTERS

        Unless otherwise specified in this prospectus supplement relating to any offering of securities under this prospectus supplement and the accompanying prospectus, certain legal matters in connection with the offering of the securities will be passed upon on our behalf by Gowling WLG (Canada) LLP, as to Canadian legal matters, and Dorsey & Whitney LLP, as to U.S. legal matters, and on behalf of the Agent by Blake, Cassels & Graydon LLP as to Canadian legal matters and Skadden, Arps, Slate, Meagher & Flom LLP as to U.S. legal matters.

LEGAL PROCEEDINGS

        On August 28, 2018, we received a summons issued by Africa Wide Mineral Prospecting and Exploration (Pty) Limited, which we refer to as Africa Wide, in the High Court of South Africa whereby Africa Wide, formerly the holder of a 17.1% interest in Maseve, has instituted legal proceedings in South Africa against our wholly-owned subsidiary, PTM RSA, Royal Bafokeng Platinum Limited ("RBPlat") and Maseve, collectively referred to herein as the "defendants", in relation to the Maseve sale transaction. In its particulars of claim, Africa Wide sought to set aside the Maseve sale transaction, or alternatively sought to be paid the "true value" of its 17.1% shareholding in Maseve, to be determined at the time prior to the implementation of stage one of the Maseve sale transaction. Africa Wide claims that (i) pursuant to the term sheet pertaining to the Maseve sale transaction the defendants disposed of Maseve's main asset (allegedly the plant and certain surface rights) without Africa Wide's consent as required under the Maseve shareholders agreement; (ii) such disposal significantly devalued its shares in Maseve which (iii) resulted in the disposal of Africa Wide's shares in Maseve through a drag-along provision in Maseve's constitutional documents and (iv) Africa Wide did not have an election to refuse to dispose of its shareholding.

        On November 21, 2018, in the High Court of South Africa, RBPlat, filed exceptions to Africa Wide's "particulars of claim on the grounds that they were vague and embarrassing and/or lacked averments necessary to sustain a cause of action". We were not required to file any motion or heads of arguments related to the Africa Wide particulars of claim until such time as the exceptions filed by RBPlat were heard and ruled upon by the High Court.

        Both Africa Wide and RBPlat filed heads of arguments relating to RBPlat's requested exceptions with the High Court on or around March 11, 2019. Subsequently, on March 27, 2019, the High Court in Johannesburg held a hearing at which RBPlat's exceptions were argued before a judge. At the conclusion of the hearing, the judge ordered that RBPlat's exceptions be upheld. Africa Wide was also ordered to pay costs. Africa Wide was given leave by the High Court to amend its particulars of claim within fifteen court days (approximately three calendar weeks) if they wished to attempt to progress their claim.

        On April 17, 2019, Africa Wide filed amended particulars of claim with the High Court of South Africa, wherein Africa Wide sought to set aside the Maseve transaction. Africa Wide contended (i) that pursuant to the definitive legal agreements pertaining to the Maseve sale transaction the defendants disposed of Maseve's main asset (allegedly the plant and certain surface assets) without Africa Wide's consent as required under the Maseve shareholders agreement; (ii) had it not been for such disposal, Africa Wide would not have disposed of its shares in Maseve; and (iii) that Africa Wide was forced to dispose of its shares in Maseve. In the alternative, Africa Wide sought merely to set aside the sale of the plant and certain surface assets. We filed a plea of our defences to Africa Wide's claims on July 19, 2019. RBPlat and Maseve likewise filed pleas of their defenses on the same date. All of the defendants, when so doing, also raised a special plea of non-joinder, on the basis that Africa Wide had not, on its own version of the facts and events contended for, joined all parties to the proceedings who have a direct and substantial interest in the relief that Africa Wide sought. After initially resisting these special pleas, Africa Wide subsequently conceded the need to join additional defendants. After bringing a joinder application, Africa Wide joined Royal Bafokeng Resources (Pty) Limited ("RBR") as a 4th defendant to the action and further amended its particulars of claim on June 10, 2020. We delivered a consequentially amended plea on October 2, 2020.

        On November 12, 2020, Africa Wide delivered yet a further amendment to its particulars of claim. Africa Wide, in terms of these further amended particulars of claim, seeks to set aside the Maseve sale transaction, and an order directing that RBR return to Maseve all assets received by it pursuant to the sale transaction, and that the shares transferred pursuant thereto, be returned to it. In consequence of this development a case management meeting followed before the judge allocated to deal with this matter, and the judge has directed that the matter proceeds in accordance with the practice directive pertaining to commercial court matters. Further pleadings, statements and documents will be exchanged in the coming months and a provisional trial date has been allocated for the period October 4 to October 12, 2021. While we, RBR and RBPlat believe, after receiving legal advice, that the Africa Wide action, as further amended, remains factually and legally defective in certain material respects, no assurance can be provided that we will prevail in this action.

INDEPENDENT AUDITOR

        Our auditors, PricewaterhouseCoopers LLP, Chartered Professional Accountants, of Vancouver, British Columbia, report that they are independent from us within the meaning of the Code of Professional Conduct of Chartered Professional Accountants of British Columbia, Canada, and within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the SEC.

STATEMENTS BY EXPERTS

        The following persons, firms and companies are named, with their consent, as having prepared or certified a report, valuation, statement or opinion in this prospectus supplement, either directly or in a document incorporated by reference.

Name and Address	Description
Charles Muller (B. Sc. (Hons) Geology) Pri., Sci. Nat. CJM Consulting (Pty) Ltd. Ruimsig Office Estate 193 Hole-In-One Ave, Ruimsig Roodepoort, 1724 Johannesburg, Gauteng, South Africa	Co-author of the Waterberg DFS Technical Report.
Michael K. Murphy, B.Sc. Engineering (mining), P. Eng. Stantec International Consulting LLC. 200-147 McIntyre Street W North Bay, ON, Canada P1B 2Y5	Co-author of the Waterberg DFS Technical Report.
Gordon I. Cunningham, B. Eng.(Chemical), Pr. Eng. (ECSA), FSAIMM Turnberry Projects (Pty) Ltd. PO Box 2199, Rivonia Sandton, 2128 South Africa	Co-author of the Waterberg DFS Technical Report.
R. Michael Jones, P. Eng. Platinum Group Metals Ltd. Suite 838 — 1100 Melville Street Vancouver, BC, Canada V6E 4A6
The non-independent qualified person for all scientific and technical information included in the prospectus supplement and the documents incorporated by reference therein that is not attributed to Charles Muller, Michael K. Murphy or Gordon I. Cunningham.
PricewaterhouseCoopers LLP 250 Howe Street, Suite 1400 Vancouver, BC, Canada V6C 3S7	The auditor's report dated November 25, 2020 relating to the consolidated financial statements included in our most recent Form 20-F annual report.

 INTERESTS OF EXPERTS AND COUNSEL

        None of the experts named in the foregoing section, nor the counsel named under "Legal Matters" (provided, however that we make no representations with respect to Blake, Cassels & Graydon LLP or Skadden, Arps, Slate, Meagher & Flom LLP in their respective capacities as Canadian and U.S. counsel to the Agent), was employed on a contingent basis or owns an amount of common shares in our company or our subsidiaries which is material to that person, or has a material, direct or indirect economic interest in us or that depends on the success of the offering of securities, except that R. Michael Jones is our President and Chief Executive Officer, and owns 23,559 of our common shares, options to acquire an additional 1,360,000 of our common shares, and RSUs for an additional 170,159 common shares as of the date of this prospectus supplement.

EXPENSES

        The following is a statement of expenses incurred in connection with this offering, which excludes the $24,119 registration fee paid to the SEC in connection with the filing of the Form F-3 registration statement under which this offering is being made. All amounts shown are estimates.

Legal fees and expenses	$260,000
Agent fees and expenses	$30,000
Printing fees	$10,000

Total	$300,000

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our common shares is Computershare Investor Services Inc. at its principal offices in the cities of Toronto, Ontario and Vancouver, British Columbia.

        The U.S. co-transfer agent for our common shares is Computershare Trust Company, N.A., at its offices in Golden, Colorado.

ADDITIONAL INFORMATION

        Statements included or incorporated by reference in this prospectus supplement about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance an investor should refer to any such contracts, agreements or other documents incorporated by reference for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

        We are subject to the information requirements of the Exchange Act, and in accordance therewith file and furnish reports and other information with the SEC. As a foreign private issuer, certain documents and other information that we file and furnish with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. In addition, as a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

        The SEC maintains an Internet site that contains reports and other information regarding issuers that file electronically with the SEC. An investor may read and download the documents we have filed with the SEC under our corporate profile at www.sec.gov. An investor may read and download any public document that we have filed with the Canadian securities regulatory authorities under our corporate profile on the SEDAR website at www.sedar.com. An investor may also access our public filings on our website at www.platinumgroupmetals.net. The references to our website address in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are inactive textual references only, and the information found on our website is not incorporated by reference into, and should not be considered a part of, this prospectus supplement.

PLATINUM GROUP METALS LTD.

$199,000,000
Common Shares
Units
Warrants

        Platinum Group Metals Ltd. may offer and issue from time to time our common shares, warrants to purchase common shares and units consisting of common shares and whole or partial warrants or any combination thereof for up to an aggregate initial offering price of $199,000,000 (or the equivalent thereof in other currencies) during the period that this prospectus, including any amendments hereto, remains effective. The securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale as set forth in an accompanying prospectus supplement. You should read this prospectus and any applicable prospectus supplement carefully before you purchase our securities. This prospectus may not be used to offer securities unless accompanied by a prospectus supplement. This prospectus does not qualify in any of the provinces or territories of Canada the distribution of the securities to which it relates.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution. If underwriters, dealers and agents are used to sell these securities, we will name them and describe their compensation in a prospectus supplement.

        The aggregate market value of our outstanding common shares held by non-affiliates is $32,449,690 based on 33,741,961 common shares outstanding as of June 4, 2019, of which 10,397,171 common shares are held by non-affiliates, at a price per common share of $1.39 based on the closing sale price of our common shares on NYSE American LLC on June 4, 2019. In addition, as of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

        Our outstanding common shares are listed for trading on the Toronto Stock Exchange under the symbol "PTM" and on the NYSE American under the symbol "PLG". On June 4, 2019, the closing price of the common shares on the Toronto Stock Exchange was CAD$1.85 and the closing price of the common shares on the NYSE American was US$1.39. There is currently no market through which the securities, other than the common shares, may be sold and purchasers may not be able to resell the securities purchased under this prospectus. This may affect the pricing of the securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities and the extent of issuer regulation. See "Risk Factors".

        Our principal executive offices are located at Suite 838 – 1100 Melville Street, Vancouver, British Columbia, V6E 4A6, Canada, and our telephone number is (604) 899-5450.

        Investing in our securities involves risks. Prior to purchasing our securities, you should carefully consider the risk factors that will be described in any applicable prospectus supplement and the risk factors described in our filings with the Securities and Exchange Commission, as explained under the heading "Risk Factors" on page 16 of this prospectus.

        Neither the United States Securities and Exchange Commission nor any state or Canadian securities regulator has approved or disapproved of the securities offered hereby, passed upon the accuracy or adequacy of this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The date of this prospectus is June 5, 2019

ii

 ABOUT THIS PROSPECTUS

        This prospectus is a part of a registration statement that we have filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, we may sell the Securities described in this prospectus in one or more offerings up to a total dollar amount of initial aggregate offering price of $199,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities under this process, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including a description of any risks relating to the offering if those terms and risks are not described in this prospectus. A prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement.

        Before investing in our securities, please carefully read both this prospectus and any prospectus supplement together with the documents incorporated by reference into this prospectus, as listed under "Documents Incorporated by Reference," and the additional information described below under "Additional Information."

        We may sell securities to or through underwriters or dealers, and we may also sell securities directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers, or agents employed by us in the sale of the securities covered by this prospectus, the principal amounts or number of common shares or other securities, if any, to be purchased by such underwriters or dealers, and the compensation, if any, of such underwriters, dealers, or agents will be described in a prospectus supplement.

        Owning securities may subject you to tax consequences in the United States. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any prospectus supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

        You should rely only on the information contained in or incorporated by reference into this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell the securities and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. You should assume that the information contained in this prospectus and in any applicable prospectus supplement is accurate only as of the date on the front cover of this prospectus or prospectus supplement, as applicable, and the information incorporated by reference into this prospectus or any prospectus supplement is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

        Market data and certain industry forecasts used in this prospectus and the documents incorporated by reference herein were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of this information is not guaranteed. We have not independently verified such information, and it does not make any representation as to the accuracy of such information.

        Our consolidated financial statements that are incorporated by reference into this prospectus have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, which we refer to as IFRS.

        Unless the context otherwise requires, references in this prospectus to the "Company," "we," "us" or "our" include Platinum Group Metals Ltd. and each of our subsidiaries.

 CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain "forward looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian securities legislation. All statements, other than statements of historical fact, that address activities, events or developments that we believe, expect or anticipate will, may, could or might occur in the future are forward looking statements. The words "expect", "anticipate", "estimate", "may", "could", "might", "will", "would", "should", "intend", "believe", "target", "budget", "plan", "strategy", "goals", "objectives", "projection" or the negative of any of these words and similar expressions are intended to identify forward looking statements, although these words may not be present in all forward looking statements. Forward looking statements included or incorporated by reference in this prospectus and the documents incorporated by reference herein include, without limitation, statements with respect to:

  •
  the timely completion of additional required financings and the potential terms thereof;

  •
  the repayment and compliance with the terms of indebtedness;

  •
  any potential exercise by Impala Platinum Holdings Ltd., which we refer to as Implats, of the call option (as described below);

  •
  any participation in our future financings by Hosken Consolidated Investments Ltd.;

  •
  the completion of the definitive feasibility study for, and other developments related to, the Waterberg Project (as defined below);

  •
  the adequacy of capital, financing needs and the availability and terms of and potential for obtaining further capital;

  •
  revenue, cash flow and cost estimates and assumptions;

  •
  future events or future performance;

  •
  governmental and securities exchange laws, rules, regulations, orders, consents, decrees, provisions, charters, frameworks, schemes and regimes, including interpretations of and compliance with the same;

  •
  developments in South African politics and laws relating to the mining industry;

  •
  anticipated exploration, development, construction, production, permitting and other activities on our properties;

  •
  project economics;

  •
  future metal prices and exchange rates;

  •
  litigation and tax audits;

  •
  mineral reserve and mineral resource estimates; and

  •
  potential changes in the ownership structures of our projects.

        Forward looking statements reflect our current expectations or beliefs based on information currently available to us. Forward looking statements in respect of capital costs, operating costs, production rate, grade per tonne and concentrator and smelter recovery are based upon the estimates in the technical report referred to in this prospectus and in the documents incorporated by reference herein and ongoing cost estimation work, and the forward looking statements in respect of metal prices and exchange rates are based upon the three year trailing average prices and the assumptions contained in such technical report and ongoing estimates.

        Forward looking statements are subject to a number of risks and uncertainties that may cause the actual events or results to differ materially from those discussed in the forward looking statements, and even if events or results discussed in the forward looking statements are realized or substantially realized, there can be no assurance that they will have the expected consequences to, or effects on, us. Factors that could cause actual results or events to differ materially from current expectations include, among other things:

  •
  additional financing requirements;

  •
  our history of losses;

  •
  our inability to generate sufficient additional cash flow to make payment on our indebtedness under our secured loan facility with Liberty Metals & Mining Holdings, LLC, which we refer to as the LMM Facility and LMM respectively, and our convertible notes, and to comply with the terms of such indebtedness, and the restrictions imposed by such indebtedness;

  •
  the LMM Facility is, and any new indebtedness may be, secured and we have pledged our shares of Platinum Group Metals (RSA) Proprietary Limited, our wholly-owned subsidiary located in South Africa which we refer to as PTM RSA, and PTM RSA has pledged its shares of Waterberg JV Resources Proprietary Limited, which we refer to as Waterberg JV Resources, to LMM under the LMM Facility, which, in the event of a default under the LMM Facility or any new secured indebtedness could result in the loss of our interest in PTM RSA and the "Waterberg Project," the group of exploration projects hosting a palladium dominant deposit we discovered after a regional initiative targeting a previously unknown extension to the Northern Limb of the Bushveld Complex in South Africa;

  •
  our negative cash flow;

  •
  our ability to continue as a going concern;

  •
  completion of a definitive feasibility study for the Waterberg Project, which is subject to resource upgrade and economic analysis requirements;

  •
  uncertainty of estimated production, development plans and cost estimates for the Waterberg Project;

  •
  discrepancies between actual and estimated mineral reserves and mineral resources, between actual and estimated development and operating costs, between actual and estimated metallurgical recoveries and between estimated and actual production;

  •
  our ability to regain compliance with NYSE American continued listing requirements;

  •
  fluctuations in the relative values of the U.S. Dollar, the Rand and the Canadian Dollar;

  •
  volatility in metals prices;

  •
  the failure of us or the other shareholders of Waterberg JV Resources to fund our or their pro rata share of funding obligations for the Waterberg Project;

  •
  any disputes or disagreements with the other shareholders of Waterberg JV Resources or Mnombo Wethu Consultants (Pty) Ltd., a South African Broad-Based Black Economic Empowerment company which we refer to as Mnombo, or former shareholders of Maseve Investments 11 (Pty) Ltd., which we refer to as Maseve;

  •
  the inability of Waterberg JV Resources to obtain the mining right for the Waterberg Project for which it has applied;

  •
  delays in obtaining, or a failure to obtain, access to surface rights required for current or future operations;

  •
  our ability to retain our key management employees and skilled and experienced personnel;

  •
  contractor performance and delivery of services, changes in contractors or their scope of work or any disputes with contractors;

  •
  conflicts of interest;

  •
  we are subject to assessment by various taxation authorities, who may interpret tax legislation in a manner different from us, which may negatively affect the final amount or the timing of the payment or refund of taxes;

  •
  any designation of our Company as a "passive foreign investment company" and potential adverse U.S. federal income tax consequences for U.S. shareholders;

  •
  capital requirements may exceed our current expectations;

  •
  the uncertainty of cost, operational and economic projections;

  •
  our ability to negotiate and complete future funding transactions and either settle or restructure our debt as required;

  •
  litigation or other legal or administrative proceedings brought against us;

  •
  actual or alleged breaches of governance processes or instances of fraud, bribery or corruption;

  •
  exploration, development and mining risks and the inherently dangerous nature of the mining industry, including environmental hazards, industrial accidents, unusual or unexpected formations, safety stoppages (whether voluntary or regulatory), pressures, mine collapses, cave ins or flooding and the risk of inadequate insurance or inability to obtain insurance to cover these risks and other risks and uncertainties;

  •
  property and mineral title risks including defective title to mineral claims or property;

  •
  changes in national and local government legislation, taxation, controls, regulations and political or economic developments in Canada, South Africa or other countries in which we do or may carry out business in the future;

  •
  equipment shortages and our ability to acquire the necessary access rights and infrastructure for our mineral properties;

  •
  environmental regulations and the ability to obtain and maintain necessary permits, including environmental authorizations and water use licences;

  •
  extreme competition in the mineral exploration industry;

  •
  the possibility that we may become subject to the Investment Company Act of 1940, as amended;

  •
  delays in obtaining, or a failure to obtain, permits necessary for current or future operations or failures to comply with the terms of such permits;

  •
  the failure to maintain or increase equity participation by historically disadvantaged South Africans in our prospecting and mining operations and to otherwise comply with the Broad Based Socio-Economic Empowerment Charter for the South African Mining Industry, 2018;

  •
  certain potential adverse Canadian tax consequences for foreign-controlled Canadian companies that acquire our common shares;

  •
  risks of doing business in South Africa, including but not limited to, labour, economic and political instability and potential changes to and failures to comply with legislation; and

  •
  the other risks disclosed under the heading "Risk Factors" in this prospectus and in our most recent Form 20-F annual report, as well as in the documents incorporated by reference herein and therein.

        These factors should be considered carefully, and investors should not place undue reliance on the forward looking statements. In addition, although we have attempted to identify important factors that could cause actual actions or results to differ materially from those described in the forward looking statements, there may be other factors that cause actions or results not to be as anticipated, estimated or intended.

        The mineral resource and mineral reserve figures referred to in this prospectus and the documents incorporated herein by reference are estimates and no assurances can be given that the indicated levels of platinum, palladium, rhodium and gold will be produced. Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. By their nature, mineral resource and mineral reserve estimates are imprecise and depend, to a certain extent, upon statistical inferences which may ultimately prove unreliable. Any inaccuracy or future reduction in such estimates could have a material adverse impact on us.

        Any forward looking statement speaks only as of the date on which it is made and, except as may be required by applicable securities laws, we disclaim any intent or obligation to update any forward looking statement, whether as a result of new information, future events or results or otherwise.

CAUTIONARY NOTE REGARDING MINERAL RESERVE AND MINERAL RESOURCE DISCLOSURE

        Estimates of mineralization and other technical information included or incorporated by reference herein have been prepared in accordance with Canada's National Instrument 43-101 — Standards of Disclosure for Mineral Projects. The definitions of proven and probable reserves used in Canada's National Instrument 43-101 differ from the definitions in SEC Industry Guide 7 of the SEC. Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. As a result, the reserves we reported in accordance with Canada's National Instrument 43-101 may not qualify as "reserves" under SEC standards. In addition, the terms "mineral resource", "measured mineral resource", "indicated mineral resource" and "inferred mineral resource" are defined in and required to be disclosed by Canada's National Instrument 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and have not normally been permitted to be used in reports and registration statements filed with the SEC. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian securities laws, estimates of inferred mineral resources may not form the basis of feasibility or prefeasibility studies, except in rare cases. See "Reserve and Mineral Resource Disclosure". Additionally, disclosure of "contained ounces" in a resource is permitted disclosure under Canadian securities laws; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measurements. Accordingly, information contained in this prospectus and the documents incorporated by reference herein containing descriptions of our mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of SEC Industry Guide 7. We have not disclosed or determined any mineral reserves under SEC Industry Guide 7 standards in respect of any of our properties.

        Due to the uncertainty that may be attached to inferred mineral resource estimates, it cannot be assumed that all or any part of an inferred mineral resource estimate will be upgraded to an indicated or measured mineral resource estimate as a result of continued exploration. Confidence in an inferred mineral resource estimate is insufficient to allow meaningful application of the technical and economic parameters to enable an evaluation of economic viability sufficient for public disclosure, except in certain limited circumstances set out Canada's National Instrument 43-101. Inferred mineral resource estimates are excluded from estimates forming the basis of a feasibility study.

        Canada's National Instrument 43-101 requires mining companies to disclose reserves and resources using the subcategories of proven reserves, probable reserves, measured resources, indicated resources and inferred resources. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

        A "mineral reserve" is the economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social, governmental and other relevant factors that demonstrate, at the time of reporting, that extraction could reasonably be justified. A mineral reserve includes diluting materials and allowances for losses, which may occur when the material is mined or extracted. A "proven mineral reserve" is the economically mineable part of a measured mineral resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with confidence sufficient to allow the appropriate application of technical and economic parameters to support detailed mine planning and final evaluation of the economic viability of the deposit. A "probable mineral reserve" is the economically mineable part of an indicated, and in some circumstances, a measured mineral resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the appropriate application of technical and economic parameters in sufficient detail to support mine planning and evaluation of the economic viability of the deposit.

        A "mineral resource" is a concentration or occurrence of solid material of economic interest in or on the Earth's crust in such form, grade or quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade or quality, continuity and other geological characteristics of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling. A "measured mineral resource" is that part of a mineral resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the appropriate application of technical and economic parameters to support detailed mine planning and final evaluation of the economic viability of the deposit. Geological evidence is derived from detailed and reliable exploration, sampling and testing and is sufficient to confirm geological and grade or quality continuity between points of observation. An "indicated mineral resource" is that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of technical and economic parameters in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation. Mineral resources that are not mineral reserves do not have demonstrated economic viability. An "inferred mineral resource" is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity. An inferred mineral resource is based on limited information and sampling gathered through appropriate sampling techniques from locations such as outcrops, trenches, pits, workings and drill holes.

        A "feasibility study" is a comprehensive technical and economic study of the selected development option for a mineral project that includes appropriately detailed assessments of applicable mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social, governmental and other relevant operational factors and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is reasonably justified (economically mineable). The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. A "preliminary feasibility study" or "pre-feasibility study" is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a preferred mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, is established and an effective method of mineral processing is determined. It includes a financial analysis based on reasonable assumptions on the applicable mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social, governmental and other relevant operational factors and the evaluation of any other relevant factors which are sufficient for a qualified person, acting reasonably, to determine if all or part of the mineral resource may be converted to a mineral reserve at the time of reporting. "Cut-off grade" means (a) in respect of mineral resources, the lowest grade below which the mineralized rock currently cannot reasonably be expected to be economically extracted, and (b) in respect of mineral reserves, the lowest grade below which the mineralized rock currently cannot be economically extracted as demonstrated by either a preliminary feasibility study or a feasibility study. Cut-off grades vary between deposits depending upon the amenability of ore to mineral extraction and upon costs of production and metal prices.

 DOCUMENTS INCORPORATED BY REFERENCE

        Copies of the documents incorporated by reference in this prospectus and not delivered with this prospectus may be obtained on written or oral request without charge from Frank Hallam at Suite 838, 1100 Melville Street, Vancouver, British Columbia, Canada, V6E 4A6, telephone (604) 899-5450 and are also available electronically at www.sedar.com and www.sec.gov.

        The following documents, filed or furnished by us with or to the SEC, are specifically incorporated by reference into, and form an integral part of, this prospectus:

  (a)
  our Form 20-F annual report for the financial year ended August 31, 2018, filed with the SEC on November 30, 2018, including without limitation, the consolidated financial statements included therein;

  (b)
  the description of our common shares set forth in our annual report on Form 20-F/A filed with the SEC on May 22, 2007 and as further set forth in the (two filings) Amendment No. 1 to our registration statement on Form 8-A (File No. 001-33562) filed with the SEC on February 3, 2016 and Amendment No. 2 (two filings) to our registration statement on Form 8-A (File No. 001-33562) filed with the SEC on December 13, 2018;

  (c)
  Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on April 12, 2019, as amended on May 28, 2019, containing our unaudited condensed consolidated interim financial statements for the three and six months ended February 28, 2019, together with the notes thereto;

  (d)
  Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on January 14, 2019, containing our unaudited condensed consolidated interim financial statements for the three months ended November 30, 2018, together with the notes thereto;

  (e)
  Exhibit 99.2 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on April 12, 2019, containing our management's discussion and analysis for the three and six months ended February 28, 2019;

  (f)
  Exhibit 99.2 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on January 14, 2019, containing our management's discussion and analysis for the three months ended November 30, 2018;

  (g)
  Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on January 18, 2019, containing our management information circular dated January 9, 2019 prepared for the purposes of our annual general meeting held on February 22, 2019;

  (h)
  Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on November 19, 2018, containing Canada's National Instrument 43-101 technical report entitled "Technical Report on the Mineral Resource Update for the Waterberg Project Located in the Bushveld Igneous Complex, South Africa" dated effective September 27, 2018;

  (i)
  Exhibit 99.2 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on September 4, 2018, containing our material change report announcing that Waterberg JV Resources had filed a mining right application for the Waterberg Project with South Africa's Department of Mineral Resources;

  (j)
  Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on October 29, 2018, containing our material change report announcing positive results from additional drilling and mineral resource assessment on the Waterberg Project's palladium dominant deposit;

  (k)
  Exhibit 99.2 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on November 20, 2018, containing our material change report announcing a consolidation of our common shares on the basis of one new share for ten old shares;

  (l)
  Exhibit 99.2 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on December 13, 2018, containing our material change report announcing completion of the consolidation of our common shares on the basis of one new share for ten old shares;

  (m)
  Exhibit 99.2 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on February 5, 2019, containing our material change report announcing that we closed a non-brokered private placement of common shares; and

  (n)
  Exhibit 99.2 to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on February 26, 2018, containing our material change report announcing the results of the Company's annual general meeting.

        In addition, all subsequent annual reports filed by us on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by us pursuant to the United States Securities Exchange Act, as amended, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus. Also, we may incorporate by reference future reports on Form 6-K that we furnish subsequent to the date of this prospectus by stating in those Form 6-Ks that they are being incorporated by reference into this prospectus.

        Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be considered in its unmodified or superseded form to constitute a part of this Prospectus, except as so modified or superseded.

 ADDITIONAL INFORMATION

        Statements included or incorporated by reference in this prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance an investor should refer to any such contracts, agreements or other documents incorporated by reference for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

        We are subject to the information requirements of the Exchange Act, and in accordance therewith files and furnishes reports and other information with the SEC. As a foreign private issuer, certain documents and other information that we file and furnishes with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. In addition, as a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

        An investor may read any document that we have filed with or furnished to the SEC at the SEC's public reference room in Washington, D.C. An investor may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. An investor should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. An investor may read and download the documents we have filed with the SEC under our corporate profile at www.sec.gov. An investor may read and download any public document that we have filed with the Canadian securities regulatory authorities under our corporate profile on the SEDAR website at www.sedar.com. An investor may also access our public filings on our website at www.platinumgroupmetals.net.

 ENFORCEABILITY OF CIVIL LIABILITIES

        We are a company organized and existing under the Business Corporations Act (British Columbia). A majority of our directors and officers, and some or all of experts named in this prospectus and the documents incorporated by reference herein, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for investors who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for investors who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of the Company's directors, officers and experts under the United States federal securities laws. A final judgment for a liquidated sum in favour of a private litigant granted by a United States court and predicated solely upon civil liability under United States federal securities laws would, subject to certain exceptions identified in the law of individual provinces and territories of Canada, likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that would be recognized by the domestic Canadian court for the same purposes. There is a significant risk that a given Canadian court may not have jurisdiction or may decline jurisdiction over a claim based solely upon United States federal securities law on application of the conflict of laws principles of the province or territory in Canada in which the claim is brought.

NOTICE REGARDING NON-IFRS MEASURES

        This prospectus and the documents incorporated by reference herein include certain terms or performance measures that are not defined under IFRS, such as cash costs, all-in sustaining costs and total costs per payable ounce, realized price per ounce, adjusted net income (loss) before tax, adjusted net income (loss) and adjusted basic earnings (loss) per share. We believe that, in addition to conventional measures prepared in accordance with IFRS, certain investors use this information to evaluate our performance. The data presented is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. These non-IFRS measures should be read in conjunction with our financial statements.

 PROSPECTUS SUMMARY

        This summary highlights certain information about us and selected information contained elsewhere in or incorporated by reference in this prospectus or the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities. For a more complete understanding of our company, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference herein, and in particular, the information under the heading "Risk Factors" in this prospectus and in the Form 20-F.

        Certain capitalized terms used in this summary refer to definitions contained elsewhere in this prospectus.

Overview

        We are a platinum and palladium focused exploration and development company conducting work primarily on mineral properties we have staked or acquired by way of option agreements or applications in the Republic of South Africa. Our material mineral property is the Waterberg Project. The Waterberg Project is comprised of two adjacent project areas formerly known as the Waterberg joint venture project and the Waterberg extension project. The Waterberg Project is held by Waterberg JV Resources, in which we are the largest owner, with a 50.02% beneficial interest. Our wholly-owned direct subsidiary, PTM RSA, directly holds 37.05% of this interest, and 12.974% is held indirectly through PTM RSA's 49.9% interest in Mnombo, a Black Economic Empowerment company which holds 26.0% of Waterberg JV Resources. PTM RSA is a participant in the Waterberg Project, together with Implats, Mnombo, Japan Oil, Gas and Metals National Corporation, which we refer to as JOGMEC, and HANWA Co., Ltd. PTM RSA is the operator of the Waterberg Project. Implats has been granted a call option exercisable in certain circumstances to purchase and earn into a 50.01% interest in Waterberg JV Resources.

        We have sold all of our rights and interests, indirectly held through PTM RSA, in Maseve, including the Maseve platinum and palladium mine and Project 3 of what was formerly the Western Bushveld Joint Venture both located on the Western Limb of the Bushveld Complex. Currently, we consider the Waterberg Project to be our sole material mineral property.

        Our principal executive office is located at Suite 838 – 1100 Melville Street, Vancouver, BC, Canada V6E 4A6 and our telephone number is (604) 899-5450.

Recent Updates

  Waterberg

        On September 21, 2017 we completed the transfer of all Waterberg Project prospecting permits held in trust by PTM RSA into Waterberg JV Resources. Effective September 21, 2017 Waterberg JV Resources owned 100% of the prospecting rights comprising the entire Waterberg Project area and Waterberg JV Resources was owned 45.65% by PTM RSA, 28.35% by JOGMEC and 26% by Mnombo.

        On October 16, 2017 we announced the execution of definitive agreements in connection with a transaction with Implats involving the Waterberg Project. Pursuant to this transaction, Implats purchased Waterberg JV Resources shares representing a 15.0% interest in the Waterberg Project from PTM RSA (8.6%) and JOGMEC (6.4%) for US$30.0 million (of which PTM RSA's pro rata share was US$17.2 million). Pursuant to the transaction with Implats, Implats also acquired a call option to increase its stake in Waterberg JV Resources to 50.01% through additional share purchases and earn-in arrangements and acquired a right of first refusal to smelt and refine Waterberg Project concentrate. The initial transaction closed on November 6, 2017. Certain of the proceeds of the initial transaction were ring-fenced by PTM RSA and disbursed to cover our share of the costs of a definitive feasibility study. Implats will have an option within 90 business days of the completion by Waterberg JV Resources and approval by Waterberg JV Resources or Implats of the planned definitive feasibility study to elect to exercise the call option to increase its interest in Waterberg JV Resources up to 50.01% by purchasing an additional 12.195% equity interest from JOGMEC for US$34.8 million and earning into the remaining interest by making a firm commitment to an expenditure of US$130.0 million in development work. The preparation of the planned definitive feasibility study is currently underway and is expected to be completed in the third calendar quarter of 2019.

        On March 8, 2018, JOGMEC announced that it had signed a memorandum of understanding with HANWA Co., Ltd to transfer 9.755% of its 21.95% interest in Waterberg JV Resources to HANWA, which was the result of HANWA winning JOGMEC's public tender held on February 23, 2018. On October 24, 2018, HANWA and JOGMEC entered into a transfer agreement, which was completed in March 2019. JOGMEC was not required to obtain approval from any South African governmental or regulatory agency prior to transferring this interest. Following the HANWA transfer, we continue to hold a 50.02% effective interest in Waterberg JV Resources, JOGMEC now holds a 12.195% interest, Implats holds a 15% interest, HANWA holds a 9.755% interest and empowerment partner Mnombo holds the effective balance of the joint venture.

        On October 25, 2018, we reported an updated independent 4E (palladium, platinum, rhodium and gold) resource estimate for the Waterberg Project. The updated independent 4E resource estimate followed the completion of a drilling campaign in 2018, resulting in increased confidence in the estimated mineral resources for the project, with 6.26 million 4E ounces now recognized in the higher confidence measured category. Mineral resources estimated in the combined measured and indicated categories increased by 1.46 million 4E ounces to an aggregate 26.34 million 4E ounces. Inferred mineral resources are estimated at 7.0 million 4E ounces. The aggregate T Zone and F Zone measured and indicated resource is comprised of 63% palladium, 29% platinum, 6% gold and 1% rhodium (242.5 Million Tonnes at 3.38 g/t 4E). The T Zone measured and indicated mineral resources increased in grade from 3.88g/t 4E from the 2016 Pre-Feasibility Study) to 4.51 g/t 4E. All of the preceding was estimated at a 2.5 g/t 4E cut-off grade.

  Realization of Proceeds of Maseve Sale Transaction

        On January 11, 2019, we delivered a payment of $8.0 million to LMM in partial settlement of the LMM Facility. The amount paid represented net proceeds from the recent sale of 4.52 million common shares of Royal Bafokeng Platinum Limited, which we refer to as RBPlat. We received the shares in April 2018 upon completion of stage two of the sale of the Maseve mine to RBPlat.

  Private Placement and Warrant Exercises

        On February 4, 2019, we completed a non-brokered private placement of 3,124,059 common shares at a price of US$1.33 for aggregate gross proceeds of US$4.155 million. We paid a 6% cash finder's fee on a portion of the private placement. Hosken Consolidated Investments Ltd., an existing major shareholder, subscribed for 2,141,942 common shares.

        Between September 24, 2018 and April 11, 2019, we issued a total of 968,770 common shares pursuant to warrant exercises at a price of US$1.70 per share, for aggregate gross proceeds of US$1,646,909. These warrant exercises were completed mostly by two of our major shareholders.

  Expiration of Shareholder Rights Plan

        Our shareholder rights plan expired in accordance with its terms following the completion of our annual general meeting of shareholders on February 22, 2019. The rights previously issued to our shareholders pursuant to the terms of this plan are of no further force and effect.

  Appointment of Director

        Mr. Stuart Harshaw, 52, was appointed to our board of directors on April 15, 2019 bringing the number of directors to seven. Mr. Harshaw is also a member of the board of directors of Constantine Metal Resources, International Tower Hill Mines and Laurentian University of Sudbury, Canada. Mr. Harshaw retired in 2017 as the Vice President, Ontario Operations, for Vale Canada Limited, and worked at Vale, and its predecessor company Inco Ltd., in operations, marketing and strategic planning from 1990 to 2017. Although Mr. Harshaw was previously a consultant to our company, the board of directors has determined that Mr. Harshaw is an independent director.

        The term of office for Mr. Harshaw will expire at the next annual general meeting of shareholders where he can be nominated for election. There is no family relationship between Mr. Harshaw and any of the other members of the board. Furthermore, there are no arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which Mr. Harshaw was selected as a director of the board. As of the date of this prospectus, Mr. Harshaw owns directly 5,000 of our common shares, and 16,800 options to purchase common shares of the Company at an exercise price of CAD$2.61 per common share, expiring on April 9, 2024.

  Tax Audit

        During the 2014, 2015 and 2016 fiscal years, our wholly-owned subsidiary PTM RSA claimed unrealized foreign exchange differences as income tax deductions in its South African corporate tax returns in the amount of Rand 1.4 billion. The exchange losses emanate from a Canadian dollar denominated shareholder loan that we advanced to PTM RSA, and weakening of the Rand. Under applicable South African tax legislation, exchange losses can be claimed in the event that the shareholder loan is classified as a current liability as determined by IFRS.

        For the years in question, the intercompany debt was classified as current in PTM RSA's audited financial statements. During 2018, the South African Revenue Service, or SARS, conducted an income tax audit of the 2014 to 2016 years of assessment and issued PTM RSA with a letter of audit findings on November 5, 2018. SARS proposed that the exchange losses be disallowed on the basis that SARS is not in agreement with the reclassification of the shareholder loan as a current liability. SARS also invited us to provide further information and arguments if we disagreed with the audit findings. On the advice of our legal and tax advisors, we are in strong disagreement with the proposed interpretation by SARS.

        We responded to the SARS letter on January 31, 2019 and again on April 5, 2019 following a request for additional information on March 20, 2019. We also met with SARS, together with our advisors, on May 30, 2019 in order to address any remaining concerns that SARS may have. As of the date of this prospectus, this matter is unresolved. Any additional tax assessment issued by SARS will be legally contested by PTM RSA.

        In the event that the exchange losses are disallowed by SARS, we estimate for the years under review that PTM RSA's exposure would be taxable income of approximately Rand 182 million and an income tax liability of approximately Rand 51 million (approximately $3.47 million based on the daily exchange rates reported by the Bank of Canada on June 4, 2019). For fiscal years 2017 and 2018 we estimate that a further Rand 266 million in income could be subject to taxation at a rate of approximately 28% if our exchange losses are disallowed by SARS. SARS may apply interest and penalties to any amounts due, which could be substantial. We believe that the accounting classification of the shareholder loan is correct and that no additional tax assessment is warranted; however, we cannot assure you that SARS will not issue a reassessment or that we will be successful in legally contesting any such assessment. Any assessment could have a material adverse effect on our business and financial condition.

  NYSE American

        Due to a decline in our shareholders' equity and market capitalization, on April 10, 2018, we received a letter from the NYSE American stating that we were not in compliance with the continued listing standards set forth in Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the NYSE American Company Guide. In order to maintain our listing, we needed to submit a plan of compliance by May 10, 2018 addressing how we intend to regain compliance with Section 1003(a) of the NYSE American Company Guide by October 10, 2019. We timely submitted a plan to the NYSE American.

        Due to the low selling price of the common shares, on May 23, 2018, we received an additional letter from the NYSE American stating that we are not in compliance with the continued listing standards set forth in Section 1003(f)(v) of the NYSE American Company Guide. Effective December 13, 2018, we completed a consolidation of our common shares on a basis of one new share for 10 old shares, which brought the selling price of our common shares back into compliance with the continued listing standards.

        On June 21, 2018, the NYSE American notified us that our plan of compliance has been accepted. Therefore, although we are not currently in compliance with NYSE American listing standards, our listing is being continued pursuant to an exception. We will be subject to periodic reviews by the NYSE American. If we are not in compliance with the NYSE American Company Guide by the deadlines adopted by the NYSE American, or if we do not make progress consistent with the plan, the NYSE American will initiate delisting procedures as appropriate. In the interim, our common shares are expected to continue to be listed on the NYSE American while we attempt to regain compliance with the continued listing standards.

        Section 1003(a) of the NYSE American Company Guide sets forth minimum shareholders' equity requirements for a company listed on the NYSE American. It also provides that the NYSE American will not normally consider suspending dealings in, or removing from the list, the securities of an issuer if the issuer is in compliance with the following alternative listing standards: (A) total value of market capitalization of at least US$50.0 million; or total assets and revenue of US$50.0 million each in its last fiscal year, or in two of its last three fiscal years; and (B) the issuer has at least 1,100,000 shares publicly held, a market value of publicly held shares of at least US$15.0 million and 400 round lot shareholders. In order to satisfy the alternative listing standards, we must regain a market capitalization of US$50.0 million or more for a period that the NYSE American considers adequate. These standards in no way limit or restrict the NYSE American's discretionary authority to suspend dealings in, or remove, a security from listing.

  Financing and Repayment of Indebtedness

        As at February 28, 2019, we held cash and cash equivalents of US$3.1 million and a working capital deficit of US$44 million, due primarily to the US$42.1 million then outstanding under the LMM Facility, which matures on October 31, 2019. We currently have limited financial resources and no sources of operating revenues. Our ability to continue operations in the normal course of business and to repay the LMM Facility and our other indebtedness when due will depend upon our ability to secure additional funding and/or modify the terms of our existing indebtedness. Our management is actively exploring our funding alternatives, including through discussions with potential funding sources. Potential alternatives that our management has considered or will consider include, without limitation, private or public offerings of our equity or debt, amendments to our existing indebtedness, conversions of our existing indebtedness into equity, exercises of outstanding warrants, sales of assets and strategic partnerships.

DESCRIPTION OF EXISTING INDEBTEDNESS

LMM Facility

        On November 20, 2015, we drew down $40 million from the LMM Facility, pursuant to the credit agreement entered into on November 2, 2015, which was later amended and restated on October 30, 2017 and again on February 12, 2018 and subsequently amended on February 28, 2018, May 1, 2018, May 10, 2018, August 21, 2018, October 18, 2018, December 14, 2018 and January 31, 2019, with LMM. The interest rate on the LMM Facility is LIBOR plus 9.5%.

        Payment and performance of our obligations under the LMM Facility are guaranteed by PTM RSA and secured by a security interest in favor of LMM, on behalf of the lenders, in all of our present and after-acquired real and personal property, together with the proceeds thereof, and a pledge over all of the issued shares in the capital of PTM RSA and the shares that PTM RSA holds in Waterberg JV Resources. The LMM Facility contains various representations, warranties and affirmative and negative covenants from us, and provisions regarding default and events of default, in each case relating to us and our related entities, including Waterberg JV Resources and Mnombo.

        After the May 10, 2018 amendment to the LMM Facility, we were required to raise a minimum of $15 million in financing before May 31, 2018, pay $12 million from such financing to reduce indebtedness under the LMM Facility and not otherwise be in default under the LMM Facility. We met all of these conditions, and as a result, the LMM Facility maturity date was extended to October 31, 2019. Interest will continue to accrue and be capitalized until the maturity date.

        On October 18, 2018, LMM granted us a waiver permitting us to complete an equity financing of up to $6.0 million by way of a private placement issuance before November 30, 2018, without LMM exercising its right to receive and apply 50% of the net proceeds of such offering to reduce indebtedness under the LMM Facility. On November 28, 2018, LMM extended this waiver to December 31, 2018 and confirmed that the equity financing may be effected, in whole or in part, by way of exercise of warrants held by certain of our shareholders. On December 20, 2018, LMM further extended this waiver to January 31, 2019.

        In the January 31, 2019 amendment to the LMM Facility, LMM agreed to further extend this waiver to March 31, 2019. LMM subsequently agreed to a further extension of the waiver to April 11, 2019. We are otherwise required to pay LMM 50% of the proceeds from any financings in excess of $500,000 as well as 50% of the proceeds from the exercise of common share purchase warrants to reduce indebtedness under the LMM Facility. After March 31, 2019, we are required to maintain a minimum of $1.0 million in unrestricted cash and cash equivalents and working capital in excess of $500,000; however, LMM has granted us a waiver of these covenants until August 31, 2019.

        In April and May of 2018, we paid $23.1 million of the amount owed to LMM under the LMM Facility and in connection with the termination of a previously-existing production payment obligation, consisting of $11.1 million from proceeds of the Maseve sale transaction and $12.0 million from the May 2018 financing. After the production payment termination fee of $15 million was paid to LMM, the remaining $8.1 million was applied against the LMM Facility and accrued interest. On January 11, 2019, we paid a further $8.0 million to LMM from the proceeds of the sale of the RBPlat shares we received in the sale of Maseve. As at May 31, 2019 $43.4 million was owed to LMM under the LMM Facility, including principal and accrued interest.

Convertible Senior Subordinated Notes

        On June 30, 2017, we issued and sold to certain institutional investors $20 million aggregate principal amount of 6 7/8% convertible senior subordinated notes due 2022, which we refer to as the Notes. The Notes bear interest at a rate of 6 7/8% per annum, payable semi-annually on January 1 and July 1 of each year, beginning on January 1, 2018, in cash or at our election, in our common shares or a combination of cash and our common shares, and will mature on July 1, 2022, unless earlier repurchased, redeemed or converted. An additional interest charge of 0.25% for the period January 1, 2018 to March 31, 2018, plus a further 0.25% for the period April 1, 2018 to July 1, 2018, was added to the coupon rate of the Notes at our election to not file a prospectus and a registration statement for the Notes with Canadian securities regulatory authorities and with the U.S. Securities and Exchange Commission. After July 1, 2018, the Notes once again bear interest at the coupon rate of 6 7/8% per annum. After giving effect to a conversion, $19.99 million principal amount of Notes remain outstanding.

        Subject to certain exceptions, the Notes are convertible at any time at the option of the holder, and may be settled, at our election, in cash, common shares, or a combination of cash and common shares. If any Notes are converted on or prior to the three and one-half year anniversary of the issuance date, the holder of the Notes will also be entitled to receive an amount equal to the remaining interest payments on the converted Notes to the three and one-half year anniversary of the issuance date, discounted by 2%, payable in common shares. The initial conversion rate of the Notes was 1,001.1112 common shares per $1,000 principal amount of Notes, which was equivalent to an initial conversion price of approximately $0.9989 per common share (on a pre-consolidation basis), representing a conversion premium of approximately 15% above the NYSE American closing sale price for our common shares of $0.8686 per share on June 27, 2017. After giving effect to the December 13, 2018 share consolidation, the conversion rate is 100.1111 per $1,000, which is equivalent to a conversion price of approximately $9.989 per common share. The conversion rate will be subject to adjustment upon the occurrence of certain events. If we pay interest in common shares, such shares will be issued at a price equal to 92.5% of the simple average of the daily volume-weighted average price of the common shares for the 10 consecutive trading days ending on the second trading day immediately preceding the payment date, on the NYSE American exchange or, if the common shares are not then listed on the NYSE American exchange, on the principal U.S. national or other securities exchange or market on which the common shares are then listed or admitted for trading.

        Notwithstanding the foregoing, no holder will be entitled to receive common shares upon conversion of Notes to the extent that such receipt would cause the converting holder or persons acting as a "group" to become, directly or indirectly, a "beneficial owner" (as defined in the indenture governing the Notes, dated June 30, 2017 between us and The Bank of New York Mellon, as amended, of more than 19.9% of the common shares outstanding at such time or, in the case of a certain note holder, if it or its affiliates would become a "beneficial owner" of more than 4.9% of the common shares outstanding at such time. In addition, we will not issue an aggregate number of common shares pursuant to the Notes that exceeds 19.9% of the total number of common shares outstanding on June 30, 2017. The maximum number of common shares we may issue under the Notes is 2,954,278 on a post-share consolidation basis.

        On or after July 1, 2018 and before July 1, 2019, we have the right to redeem all or part of the Notes at a price, payable in cash, of 110.3125% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date; on or after July 1, 2019 and before July 1, 2020, we have the right to redeem all or part of the outstanding Notes at a price, payable in cash, of 105.15625% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to but excluding, the redemption date; and on or after July 1, 2010, until the maturity date, we have the right to redeem all or part of the outstanding Notes at a price, payable in cash, of 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

        Upon the occurrence of a fundamental change as defined in the indenture, we must offer to purchase the outstanding Notes at a price, payable in cash, equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any.

        The Notes are unsecured senior subordinated obligations and will be subordinated in right of payment to the prior payment in full of all of our existing and future senior indebtedness pursuant to the indenture. We may issue additional Notes in accordance with the terms and conditions set forth in the indenture. The indenture contains certain additional covenants, including covenants restricting asset dispositions, issuances of capital stock by subsidiaries, incurrence of indebtedness, business combinations and share exchanges.

        As at the date of this prospectus, we have issued a total of 1,549,027 common shares pursuant to conversions of and interest payments on the Notes, leaving approximately 1,405,251 common shares eligible for issuance pursuant to further interest payments or conversions. Any payments in excess of such amounts must be made in cash, which will have an adverse effect on our cash flows.

        For more information regarding the LMM Facility and Notes, see "Risk Factors" in our Form 20-F incorporated by reference herein and the other information contained or incorporated by reference in this prospectus.

 RISK FACTORS

        An investment in our securities is highly speculative and subject to a number of known and unknown risks. Only those persons who can bear the risk of the entire loss of their investment should purchase our Securities. You should carefully consider the risk factors in our Form 20-F incorporated by reference herein and the other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act and Canadian securities laws and the risk factors and other information contained in any applicable prospectus supplement, before purchasing any of our securities. Any of the matters highlighted in these risk factors could have a material adverse effect on our business, results of operations and financial condition, causing an investor to lose all, or part of, its, his or her investment.

        The risks and uncertainties described in the documents incorporated by reference into this prospectus are not the only ones we face. Additional risks and uncertainties that we are not aware of or focused on, or that we currently deem to be immaterial, may also impair our business operations and cause the trading price of our Securities to decline.

SHARE CONSOLIDATIONS AND SELECTED FINANCIAL DATA

        On January 28, 2016, our common shares were consolidated on the basis of one new share for ten old shares (1:10). On December 13, 2018, our common shares were consolidated once again on the basis of one new share for ten old shares (1:10).

        Unless otherwise stated, all information in this Form F-3 regarding the issued and outstanding common shares, options, warrants and convertible notes, including applicable purchase, exercise and conversion prices, weighted average number and per share or per security information has been retrospectively restated to reflect the 2016 and 2018 share consolidations.

        In the table below, we have revised the selected financial data set forth under Item 3.A. of our most recent Form 20-F annual report, which is incorporated herein by reference, to provide the relevant share and per share data on a post-consolidation basis. For further information, see Item 3.A of the Form 20-F.

Selected Financial Data	Year Ended 31-Aug-18	Year Ended 31-Aug-17	Year Ended 31-Aug-16	Year Ended 31-Aug-15
	(in thousands of USD, except share and per share data)
Other Income	2,056	3,143	1,133	3,781
Net Loss	41,024	590,371	36,651	3,972
Loss Per Share	1.93	43.04	2.57	0.55
Dividends per Share	—	—	—	—

	31-Aug-18	31-Aug-17	31-Aug-16	31-Aug-15	1-Sep-14
Working Capital	7,744	13,258	(20,683)	33,114	86,579
Total Assets	41,849	100,528	519,858	498,342	506,055
Long Term Liabilities	57,807	61,046	56,823	8,626	12,159
Mineral Properties	29,406	22,900	22,346	24,629	28,154
Property Plant and Equipment	1,057	1,543	469,696	417,177	356,483
Shareholder's Equity	(19,530)	(23,226)	419,448	473,346	467,617
Capital Stock	818,454	800,894	714,190	681,762	573,800
Number of Shares	29,103,411	14,846,938	8,885,703	7,689,430	5,513,128

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated income statements of us and our consolidated subsidiaries should be read together with our condensed consolidated interim statements of loss and comprehensive loss (income) for the six months ended February 28, 2019 and our consolidated statements of loss (income) and comprehensive loss (income) for the years ended August 31, 2018 and 2017, which are incorporated by reference into this prospectus.

        On September 6, 2017, we announced that we had entered into a term sheet to sell all of our rights and interests in Maseve to RBPlat. Definitive legal agreements for this sale were executed on November 23, 2017 and the sale closed in April 2018. The consideration we ultimately received was $61 million in cash and approximately 4.52 million shares of RBPlat.

        As we had an active plan in place to sell all of our rights and interests in Maseve at August 31, 2017, Maseve was impaired and presented as an asset held for sale at August 31, 2017.

        The following unaudited pro forma income statements have been prepared to give effect to the sale as if it had occurred on August 31, 2017. Changes in the value of RBPlat shares since August 31, 2017 and the possible reduction in interest expense had earlier repayment of indebtedness occurred have not been considered in these pro forma income statements. A pro forma balance sheet is not presented because our consolidated balance sheets as at February 28, 2019 and August 31, 2018 incorporated by reference into this prospectus, give effect to the sale of Maseve. A pro forma income statement for the six months ended February 28, 2019 is presented as there were final closure costs related to Maseve incurred during the first quarter of fiscal 2019.

        These unaudited pro forma income statements have been prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved if the sale of Maseve had been consummated as of the date indicated.

Six months ended February 28, 2019	As Reported (6 months)		Removal of Assets held for sale		Pro Forma
	(in thousands of United States Dollars except share and per share data)
Expenses
General and administrative	$2,909		$—		$2,909
Interest	4,982		—		4,982
Foreign Exchange Gain	558		—		558
Stock compensation expense	16		—		16
Maseve closure, care and maintenance costs	(509)		509	a.	—

Total expenses	$7,956		$509		$8,465
Other Income
Gain on fair value of instruments	2,428		—		2,428
Loss on fair value of marketable securities	(609)		—		(609)
Net finance income	(320)		—		(320)

Loss before Income taxes	$9,455		$509		$9,964
Deferred income tax expense	—		—		—

Loss for the year	$9,455		$509		$9,964
Items that may be subsequently reclassified to net loss:
Currency translation adjustment	(1,208)		—		(1,208)

Comprehensive loss for the year	$8,247		$509		$8,756
Loss Attributable to:
Shareholders of Platinum Group Metals Ltd.	9,455		509		9,964
Non-controlling interest	—		—		—

	$9,455		$509		$9,964
Comprehensive Loss Attributable to:
Shareholders of Platinum Group Metals Ltd.	8,247		509		8,756
Non-controlling interest	—		—		—

	$8,247		$509		$8,756
Basic and diluted loss per common share	$0.32	b.			$0.34	b.
Weighted average number of common shares outstanding	29,709,085	b.			29,709,085	b.

        The following pro forma adjustments are included in the pro forma financial information above:

a. — asset disposed of, so no associated costs incurred
b. — on a post consolidation basis

Year ended August 31, 2018	As Reported		Removal of Assets held for sale		Pro Forma
	(in thousands of United States Dollars except share and per share data)
Expenses
General and administrative	$6,084		$—		$6,084
Interest	18,414		—		18,414
Foreign exchange loss	4,068		—		4,068
Stock compensation expense	77		—		77
Maseve closure, care and maintenance costs	14,437		(14,437)	a.	—

Total expenses	$43,080		$(14,437)		$28,643
Other Income
Gain on fair value of instruments	(3,726)		—		(3,726)
Loss on asset held for sale	2,304		(2,304)	b.	—
Loss on fair value of marketable securities
Net finance income	(739)		—		(739)

Loss before Income taxes	$41,024		$(16,741)		$24,283
Deferred income tax expense	—		—		—

Loss for the year	$41,024		$(16,741)		$24,283
Items that may be subsequently reclassified to net loss:
Currency translation adjustment	(6,350)		—		(6,350)
Tax impact of items previously recorded to comprehensive loss	(15,527)		15,527	c.	—

Comprehensive loss for the year	$19,147		$(1,214)		$17,933
Loss Attributable to:
Shareholders of Platinum Group Metals Ltd.	38,682		(14,399)		24,283
Non-controlling interest	2,342		(2,342)		—

	$41,024		$(16,741)		$24,283
Comprehensive Loss Attributable to:
Shareholders of Platinum Group Metals Ltd.	16,805		1,128		17,933
Non-controlling interest	2,342		(2,342)	d.	—

	$19,147		$(1,214)		$17,933
Basic and diluted loss per common share	$2.03	e.			$1.27	e.
Weighted average number of common shares outstanding	19,053,144	e.			19,053,144	e.

        The following pro forma adjustments are included in the pro forma financial information above:

a. — asset disposed of, so no associated costs incurred
b. — asset held for sale was disposed of
c. — tax impact of disposal would have been recognized in 2017
d. — no income attributed to Maseve minority shareholder
e. — on a post consolidation basis

 DILUTION

        Information about the amount and percentage of immediate dilution resulting from any offering of securities made pursuant to this prospectus will be provided by a prospectus supplement.

EXPENSES

        Our costs and expenses relating to the sale of securities being registered hereby will be provided by a prospectus supplement.

USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including funding working capital, potential future acquisitions and capital expenditures. Each prospectus supplement will contain specific information concerning the use of proceeds from that sale of securities.

        All expenses relating to an offering of securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of our general funds, unless otherwise stated in the applicable prospectus supplement.

CAPITALIZATION AND INDEBTEDNESS

        The following table sets forth our capitalization and indebtedness as of February 28, 2019. This table should be read in conjunction with our condensed consolidated interim statements of loss and comprehensive loss (income) for the six months ended February 28, 2019, which are incorporated herein by reference:

As of February 28, 2019
(US$ in thousands)
Non-Current Indebtedness:
Convertible notes (unsecured)	$15,835
Current Indebtedness:
Loan payable (secured)	$43,780
Accounts payable and other liabilities (unsecured)	$3,720

Total Indebtedness	$63,335

Cash	$3,132

Shareholders' equity:
Share capital (common shares)	$823,229
Contributed surplus	$25,966
Accumulated other comprehensive loss	$(158,881)
Deficit	$(729,651)

Shareholders' equity attributable to our shareholders	$(39,337)

Total Capitalization	$(39,337)

        As of the date of this prospectus, we have outstanding the following rights to acquire our common shares: our convertible notes, the warrants issued in our May 15, 2018 public offering and concurrent private placement (except where this prospectus notes such warrants have been exercised), options to acquire our common shares granted under the terms of our share compensation plan and prior stock option plan, and restricted share units, or RSUs, granted under the terms of our share compensation plan, in each case, as further described in this prospectus and the documents incorporated by reference herein.

        As of the date of this prospectus, the following options to acquire common shares are outstanding under the terms of our share compensation plan or prior stock option plan, each of which was granted to our employees

(including employees who are our executive officers or directors) unless otherwise noted. Subsequent to February 28, 2019, all other options to acquire common shares were cancelled by mutual agreement.

Number of Underlying Common Shares	Exercise Price	Expiration Date
1,554,000(1)	CAD$2.61	April 9, 2024

(1)
Granted on April 9, 2019, vesting one-third on the first day after each of the first three anniversaries of the grant date. Includes a grant of options to acquire 16,800 common shares to each of our non-employee directors at the time of the grant, John Anthony Copelyn, Iain McLean, Timothy Marlow and Diana Walters.

        As of the date of this prospectus, we have outstanding an aggregate of 223,443 restricted share units, or RSUs, which were granted to our employees (including employees who are our executive officers or directors) on April 9, 2019 under the terms of our share compensation plan and that vest one-third on each of the first three anniversaries of the grant date.

        On April 9, 2019, we approved the grant of an aggregate of 150,809 deferred share units, or DSUs, to our non-employee directors. These DSUs vest one-third on the first day after each of the first three anniversaries of the grant date, and are in addition to any DSUs received by such directors upon conversion of director fees. Pursuant to the terms of our DSU plan, all DSUs are cash settled.

CERTAIN INCOME TAX CONSIDERATIONS

        The applicable prospectus supplement may describe certain Canadian and/or United States federal income tax consequences to investors described therein of the acquisition, ownership, exercise and disposition of securities offered by the prospectus.

DESCRIPTION OF THE COMMON SHARES

        We are authorized to issue an unlimited number of common shares without par value of which 33,741,961 common shares were issued and outstanding as at the date hereof. Shareholders are entitled to receive notice of and attend all meetings of shareholders with each common share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. Shareholders are entitled to dividends if, as and when declared by our board of directors. Shareholders are entitled upon our liquidation, dissolution or winding-up to receive our remaining assets available for distribution to shareholders.

DESCRIPTION OF THE WARRANTS

        We may issue warrants for the purchase of common shares. Warrants may be offered separately or together with other securities offered by this prospectus, as the case may be. Unless the applicable prospectus supplement otherwise indicates, each series of warrants will be issued under a separate warrant indenture to be entered into between us and one or more banks or trust companies acting as warrant agent. The applicable prospectus supplement will include details of the warrant agreements covering the warrants being offered. The warrant agent will act solely as our agent and will not assume a relationship of agency with any holders of warrant certificates or beneficial owners of warrants.

        The following sets forth certain general terms and provisions of the warrants offered under this prospectus. The specific terms of the warrants, and the extent to which the general terms described in this section apply to those warrants, will be set forth in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

        The particular terms of each issue of warrants will be described in the related prospectus supplement. This description will include some or all of the following:

  •
  the designation and aggregate number of warrants;

  •
  the price at which the warrants will be offered;

  •
  the currency or currencies in which the warrants will be offered;

  •
  the designation and terms of our common shares purchasable upon exercise of the warrants;

  •
  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

  •
  the number of common shares that may be purchased upon exercise of each warrant and the price at which and currency or currencies in which our common shares may be purchased upon exercise of each warrant;

  •
  the designation and terms of any securities with which the warrants will be offered, if any, and the number of the warrants that will be offered with each security;

  •
  the date or dates, if any, on or after which the warrants and the related securities will be transferable separately;

  •
  if applicable, whether the warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

  •
  material United States and Canadian tax consequences of owning the warrants; and

  •
  any other material terms or conditions of the warrants.

        Each warrant will entitle the holder to purchase common shares, as specified in the applicable prospectus supplement at the exercise price that we describe therein. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        The warrant indenture, if any, and the warrant certificate will specify that upon the subdivision, consolidation, reclassification or other material change of our common shares or any other reorganization, amalgamation, merger or sale of all or substantially all of our assets, the warrants will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of our common shares to which the holder of a common share would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of common shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of common shares to be issued to holders of warrants.

        Prior to the exercise of any warrants to purchase common shares, holders of the warrants will not have any of the rights of holders of the underlying common shares, including the right to receive payments of dividends, if any, on the underlying common shares, or to exercise any applicable right to vote.

DESCRIPTION OF UNITS

        We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. The following information, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of any such the units that we may offer under this prospectus. While the information below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the general terms described below.

        We will file the form of unit agreement, if any, between us and a unit agent that describes the terms and conditions of the series of units we are offering, and any supplemental agreements, concurrently with the filing of the applicable prospectus supplement under which such series of units are offered. This summary is subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement, if any, and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we sell under this prospectus, as well as the complete unit agreement, if any, and any supplemental agreements that contain the terms of the units.

        We may issue units comprising one or more of common shares and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement, under which a unit may be issued, if any, may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will describe in the applicable prospectus supplement the terms of the series of units.

        The provisions described in this section, as well as those described under "Description of the Common Shares" and "Description of Warrants" will apply to each unit and to any common share or warrant included in each unit, respectively.

        We may issue units in such amounts and in numerous distinct series as we determine.

PLAN OF DISTRIBUTION

        We may sell the securities, separately or together: (a) to or through one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. Each prospectus supplement will set forth the terms of the applicable offering, including the name or names of any underwriters or agents, the purchase price or prices of the securities and the proceeds to us from the sale of the securities.

        The securities may be sold from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales made directly on the NYSE American, if applicable, or other existing trading markets for our common shares. The prices at which the securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with an offering at a fixed price or prices, the underwriters, if any, have made a bona fide effort to sell all of the securities at the initial offering price fixed in the applicable prospectus supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such prospectus supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid to us by the underwriters.

        Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers or agents with whom we enter into agreements may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        In connection with any offering of securities, except as otherwise set out in a prospectus supplement relating to a particular offering, the underwriters or dealers, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

        Unless otherwise specified in the prospectus supplement relating to any offering of securities under this prospectus, certain legal matters in connection with the offering of the securities will be passed upon on our behalf by Gowling WLG (Canada) LLP, as to Canadian legal matters, and Dorsey & Whitney LLP, as to U.S. legal matters.

LEGAL PROCEEDINGS

        On August 28, 2018, we received a summons issued by Africa Wide Mineral Prospecting and Exploration (Pty) Limited, which we refer to as Africa Wide, in the High Court of South Africa whereby Africa Wide, formerly the holder of a 17.1% interest in Maseve, has instituted legal proceedings in South Africa against our wholly-owned subsidiary, PTM RSA, RBPlat and Maseve, collectively referred to herein as the "defendants", in relation to the Maseve sale transaction. In its particulars of claim, Africa Wide sought to set aside the Maseve sale transaction, or alternatively sought to be paid the "true value" of its 17.1% shareholding in Maseve, to be determined at the time prior to the implementation of stage one of the Maseve sale transaction. Africa Wide claims that (i) pursuant to the term sheet pertaining to the Maseve sale transaction the defendants disposed of Maseve's main asset (allegedly the plant and certain surface rights) without Africa Wide's consent as required under the Maseve shareholders agreement; (ii) such disposal significantly devalued its shares in Maseve which (iii) resulted in the disposal of Africa Wide's shares in Maseve through a drag-along provision in Maseve's constitutional documents and (iv) Africa Wide did not have an election to refuse to dispose of its shareholding.

        On November 21, 2018 in the High Court of South Africa, RBPlat, filed exceptions to Africa Wide's "particulars of claim on the grounds that they were vague and embarrassing and/or lacked averments necessary to sustain a cause of action". We were not required to file any motion or heads of arguments related to the Africa Wide particulars of claim until such time as the exceptions filed by RBPlat were heard and ruled upon by the High Court.

        Both Africa Wide and RBPlat filed heads of arguments relating to RBPlat's requested exceptions with the High Court on or around March 11, 2019. Subsequently, on March 27, 2019, the High Court in Johannesburg held a hearing at which RBPlat's exceptions were argued before a judge. At the conclusion of the hearing the judge ordered that RBPlat's exceptions be upheld. Africa Wide was also ordered to pay costs. Africa Wide was given leave by the High Court to amend its particulars of claim within fifteen court days (approximately three calendar weeks) if they wished to attempt to progress their claim.

        On April 17, 2019, Africa Wide filed amended particulars of claim with the High Court of South Africa, wherein Africa Wide is seeking to set aside the Maseve sale transaction. Africa Wide claims (i) that pursuant to the definitive legal agreements pertaining to the Maseve sale transaction the defendants disposed of Maseve's main asset (allegedly the plant and certain surface assets) without Africa Wide's consent as required under the Maseve shareholders agreement; (ii) had it not been for such disposal, Africa Wide would not have disposed of its shares in Maseve; and (iii) that Africa Wide was forced to dispose of its shares in Maseve. In the alternative, Africa Wide seeks merely to set aside the sale of the plant and certain surface assets. Senior counsel for RBPlat and PTM RSA have both reviewed the amended particulars of claim as filed by Africa Wide. While both we and RBPlat believe, after receiving legal advice, that the Africa Wide action, as amended, remains factually and legally defective in certain material respects, no assurance can be provided that we will prevail in this action.

INDEPENDENT AUDITOR

        Our auditors, PricewaterhouseCoopers LLP, Chartered Professional Accountants, of Vancouver, British Columbia, report that they are independent from us within the meaning of the Code of Professional Conduct of Chartered Professional Accountants of British Columbia, Canada, and within the meaning of the U.S. Securities Act and the applicable rules and regulations thereunder adopted by the SEC.

 STATEMENTS BY EXPERTS

        The following persons, firms and companies are named, with their consent, as having prepared or certified a report, valuation, statement or opinion in this Prospectus, either directly or in a document incorporated by reference.

Name and Address	Description

Charles Muller (B. Sc. (Hons) Geology) Pri., Sci. Nat., CJM Consulting (Pty) Ltd. Ruimsig Office Park 193 Hole-In-One Ave Ruimsig, Roodepoort 1735 Johannesburg South Africa	Author of the Waterberg Technical Report.
R. Michael Jones P. Eng., Platinum Group Metals Ltd. Suite 838 – 1100 Melville Street Vancouver, BC Canada V6E 4A6

The non-independent qualified person for all scientific and technical information included in the Prospectus and the documents incorporated by reference therein that is not attributed to Charles Muller.

PricewaterhouseCoopers LLP 250 Howe Street, Suite 1400 Vancouver, BC Canada V6C 3S7	The auditor's report dated November 29, 2018 relating to the Annual Financial Statements included in the Form 20-F

INTERESTS OF EXPERTS AND COUNSEL

        None of the experts named in the foregoing section, nor the counsel named under "Legal Matters", was employed on a contingent basis or owns an amount of common shares in our company or our subsidiaries which is material to that person, or has a material, direct or indirect economic interest in us or that depends on the success of the offering of securities, except that R. Michael Jones is our President and Chief Executive Officer, and owns 36,559 of our common shares, options to acquire an additional 375,000 of our common shares, and RSUs for an additional 50,159 common shares as of the date of this prospectus.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our common shares is Computershare Investor Services Inc. at its principal offices in the cities of Toronto, Ontario and Vancouver, British Columbia.

        The U.S. co-transfer agent for our common shares is Computershare Trust Company, N.A., at its offices in Golden, Colorado.